SCHEDULE 14A

(Rule 14a-101) Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.      )

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Kinder Morgan, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Dallas, Suite 1000

Houston, Texas 77002

April 5, 2004

To our stockholders:

You are cordially invited to attend the annual meeting of our stockholders to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas on Tuesday, May 11, 2004 at 10:00 a.m. local time. The meeting has been called by our Board of Directors.

The accompanying proxy statement describes the matters to be presented for approval at the annual meeting. In summary, the agenda of the meeting will include the election of three Class II Directors, the ratification and approval of the selection of our independent auditors, the amendment and restatement of our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan and stockholder proposals relating to the preparation of a sustainability report and expensing stock options.

Representation of your shares at the meeting is very important. We urge each stockholder, whether or not you plan to attend the meeting, to promptly vote by proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your continued support. We look forward to seeing you on May 11.

Sincerely,

Richard D. Kinder

Chairman and Chief Executive Officer

500 Dallas, Suite 1000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2004

To our stockholders:

We, the Board of Directors of Kinder Morgan, Inc., give notice that the annual meeting of our stockholders will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Tuesday, May 11, 2004, beginning at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

(1)	the election of three Class II Directors to hold office for a three-year term in accordance with our Restated Articles of Incorporation and By-Laws;

(2)	the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004;

(3)	the proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan;

(4)	the stockholder proposal relating to the preparation of a sustainability report;

(5)	the stockholder proposal relating to expensing stock options; and

(6)	any and all other business that may properly come before the meeting or any postponement or adjournment thereof.

We have set the close of business on March 12, 2004 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting. A list of all stockholders entitled to vote is on file at our principal offices at 500 Dallas, Suite 1000, Houston, Texas, and will be available for inspection by any stockholder during the meeting.

If you cannot attend the meeting, you may vote by proxy over the telephone or the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already voted by proxy.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder

Chairman and Chief Executive Officer

April 5, 2004

Houston, Texas

i

ii

500 Dallas, Suite 1000

Houston, Texas 77002

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 2004

This proxy statement contains information related to the annual meeting of our stockholders to be held on Tuesday, May 11, 2004, beginning at 10:00 a.m. local time, at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, and to any postponements or adjournments thereof. The date on which this proxy statement and the attached form of proxy will be first sent to our stockholders is April 5, 2004.

ABOUT THE MEETING

Who sent me this proxy statement?

Our Board of Directors sent you this proxy statement and proxy card. We will pay for the solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax and telex, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of our shares. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. ADP Investor Communication Services will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $9,000, plus out-of-pocket expenses, for these services.

Why did I receive this proxy statement and proxy card?

You received this proxy statement and proxy card from us because you owned our common stock as of the close of business on March 12, 2004. We refer to this date as the record date. This proxy statement contains important information for you to consider when deciding whether to vote for or against the election of directors, the ratification and approval of the selection of our independent auditors, the proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan and the stockholder proposals relating to the preparation of a sustainability report and expensing stock options. Please read this proxy statement carefully.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of annual meeting included with this proxy statement, including the election of directors, the ratification and approval of the selection of our independent auditors, the proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan and the stockholder proposals relating to the preparation of a sustainability report and expensing stock options. In addition, our management will report on our performance during fiscal 2003 and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?

All stockholders who owned our common stock at the close of business on the record date, March 12, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held at the close of business on that date at the meeting or any postponements or adjournments of the meeting.

What are the voting rights of stockholders?

Each outstanding share of our common stock will be entitled to one vote on each matter to be considered.

Who can attend the annual meeting?

All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in street name, that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of March 12, 2004, the record date, approximately 123,950,352 shares of our common stock were issued and outstanding. This number excludes 8,927,884 shares held in treasury.

Your common stock will be counted as present at the meeting if you:

•	are present at the meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Street name stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote over the telephone or the Internet in advance of the meeting.

If you sign and return the accompanying proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate directors, for the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004, for the proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan and against the two stockholder proposals.

Can I vote by telephone or electronically?

If you are a registered stockholder, that is, if you hold your stock in certificate form, you may vote by telephone or over the Internet by following the instructions included with your proxy card.

If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or over the Internet.

If you are a registered stockholder, the deadline for voting by telephone or over the Internet is 11:59 p.m. Eastern Daylight Savings Time on May 10, 2004.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you so request in person at the annual meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Each recommendation of our Board of Directors is set forth below and with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	for the election of the nominated slate of directors;

•	for the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004;

•	for the proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan;

•	against the stockholder proposal relating to the preparation of a sustainability report; and

•	against the stockholder proposal relating to expensing stock options.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote on such matters in their own discretion.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.    For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Do I have any dissenters’ rights?

No. Under the laws of the State of Kansas, dissenters’ rights are not available to our stockholders with respect to matters to be voted on at the annual meeting.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2004.

How can I find more information about Kinder Morgan?

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. We are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We trade under the ticker symbol “KMI.” Our filings also are available to the public at the Commission’s web site at www.sec.gov. You may also request a copy of our filings by contacting our Secretary, c/o Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002.

COMMON STOCK OWNERSHIP

Who are the largest owners of our common stock?

Except as set forth below, we know of no single person or group that was the beneficial owner of more than 5% of our common stock as of March 12, 2004. The percentage listed in the column entitled “Percentage of Class” is calculated based on 123,950,352 shares of our common stock outstanding on March 12, 2004. This number excludes 8,927,884 shares held in treasury.

BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED		PERCENTAGE OF CLASS

Richard D. Kinder	23,995,415	(1)	19.36%

(1)	Includes 5,173 shares held by Mr. Kinder’s wife and 250 shares held by Mr. Kinder in a custodial account for his nephew. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares. The address for Mr. Kinder is 500 Dallas, Suite 1000, Houston, Texas 77002.

How	much common stock do our directors and executive officers own?

The following table shows the amount of our common stock beneficially owned by our directors, our executive officers named in the Summary Compensation Table, and our directors and our executive officers as a group. The address of each beneficial owner is c/o Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002. Except as otherwise indicated, all information is as of March 12, 2004.

BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS

Richard D. Kinder (1)	23,995,415	19.36%
Michael C. Morgan (2)	427,503	*
C. Park Shaper (3)	301,002	*
Edward H. Austin (4)	276,405	*
William J. Hybl (5)	83,954	*
Charles W. Battey (6)	78,470	*
H. A. True, III (7)	66,500	*
Stewart A. Bliss (8)	61,675	*
Edward Randall, III (9)	194,300	*
Fayez Sarofim (10)	2,259,352	1.82%
Ted A. Gardner (11)	260,000	*
Joseph Listengart (12)	169,300	*
Deborah A. Macdonald (13)	145,568	*
All current directors and executive officers as a group (16 persons) (14)	28,566,399	22.85%

*	Less than 1%

(1)	Includes 5,173 shares held by Mr. Kinder’s wife and 250 shares held by Mr. Kinder in a custodial account for his nephew. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares.

(2)	Includes options to purchase 197,500 shares currently exercisable or exercisable within 60 days of March 12, 2004, and includes 107,500 restricted shares.

(3)	Includes options to purchase 170,000 shares currently exercisable or exercisable within 60 days of March 12, 2004, and includes 117,500 restricted shares.

(4)	Mr. Austin may be deemed to be the beneficial owner of 276,405 shares of our common stock. Of these shares, Mr. Austin has sole voting and investment power with respect to 91,507 shares which are owned directly of record and beneficially by him and may be deemed to have shared voting and investment power as to 144,898 shares of our common stock. Of the shares which are not subject to sole voting and investment power, 115,873 shares are held in a family limited partnership of which Mr. Austin is a general and limited partner and 29,025 shares are held in investment advisory accounts managed and/or monitored by Mr. Austin. Includes options to purchase 40,000 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(5)	Includes options to purchase 70,500 shares currently exercisable or exercisable within 60 days of March 12, 2004. Includes 600 shares owned by Mr. Hybl’s spouse.

(6)	Includes options to purchase 61,500 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(7)	Includes options to purchase 61,500 shares currently exercisable or exercisable within 60 days of March 12, 2004. Includes 225 shares held by Mr. True in a nominee account.

(8)	Includes options to purchase 57,000 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(9)	Mr. Randall may be deemed to be the beneficial owner of 194,300 shares of our common stock. Of these shares, Mr. Randall has sole voting and investment power with respect to 110,000 shares which are owned directly of record and beneficially by him and 27,300 shares are held in trusts of which Mr. Randall is trustee and to which he shares voting and investment power but has no beneficial interest. Includes options to purchase 57,000 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(10)	Mr. Sarofim may be deemed to be the beneficial owner of 2,259,352 shares of our common stock. Of these shares, Mr. Sarofim has sole voting and investment power with respect to 1,506,600 shares, which are owned of record and beneficially by him, and may be deemed to have shared voting power as to 348,193 shares of our common stock and shared investment power as to 712,752 shares of our common stock. Of the securities which are not subject to sole voting and investment power, 497,530 shares are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 160,251 shares are held by Sarofim International Management Company for its own account, 24,500 shares are held in investment advisory accounts managed by Sarofim International Management Company, and 4,500 shares are held in investment advisory accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President, and, through a holding company, majority stockholder. Sarofim International Management Company and Sarofim Trust Co. are wholly-owned subsidiaries of Fayez Sarofim & Co. Additionally, 25,971 shares are held in trusts of which Mr. Sarofim is trustee, as to which he shares voting and investment power but has no beneficial interest. Includes options to purchase 40,000 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(11)	Includes options to purchase 40,000 shares currently exercisable or exercisable within 60 days of March 12, 2004.

(12)	Includes options to purchase 86,300 shares currently exercisable or exercisable within 60 days of March 12, 2004, and includes 77,500 restricted shares.

(13)	Includes options to purchase 25,000 shares currently exercisable or exercisable within 60 days of March 12, 2004, and includes 107,500 restricted shares.

(14)	Includes options to purchase 1,050,175 shares exercisable within 60 days of March 12, 2004, and includes 490,600 restricted shares.

Unless otherwise indicated, the directors and named executive officers have sole voting and investment power over the shares listed above, other than shared rights between the directors or named executive officers and their respective spouses.

The percentage listed in the column entitled “Percentage of Class” is calculated based on 123,950,352 shares of our common stock outstanding on March 12, 2004 (which excludes 8,927,884 shares held in treasury) and the respective options beneficially held by each director and/or officer, as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2003, except that due to inadvertence, William J. Hybl failed to file timely one Form 5 reporting his gifts to family members of an aggregate amount of 470 shares of our common stock.

Certain Relationships and Related Transactions

Retention Agreement

Effective January 17, 2002, we entered into a retention agreement with C. Park Shaper, an officer of us, Kinder Morgan G.P., Inc. and its delegate, Kinder Morgan Management, LLC. Pursuant to the terms of the agreement, Mr. Shaper obtained a $5 million personal loan guaranteed by us and Kinder Morgan Energy Partners, L.P. Mr. Shaper was required to purchase and did purchase our common stock and Kinder Morgan Energy Partners, L.P. common units in the open market with the loan proceeds. The Sarbanes-Oxley Act of 2002 does not allow companies to issue or guarantee new loans to executives, but it “grandfathers” loans that were in existence prior to the act. Regardless, we and Mr. Shaper agreed that in today’s business environment it would be prudent for him to repay the loan. In conjunction with this decision, Mr. Shaper sold 37,000 shares of our common stock in July 2003 and 82,000 Kinder Morgan Energy Partners, L.P. common units in July 2003. He used the proceeds to repay the $5 million personal loan guaranteed by Kinder Morgan Energy Partners, L.P. and us, thereby eliminating Kinder Morgan Energy Partners, L.P.’s and our guarantee of this loan. Mr. Shaper instead participates in our restricted stock plan with other senior executives. The retention agreement terminated accordingly.

Lines of Credit

As of December 31, 2002, Kinder Morgan Energy Partners, L.P. had agreed to guarantee potential borrowings under lines of credit available from Wachovia Bank, National Association, formerly known as First Union National Bank, to Messrs. Listengart, Shaper, James Street and Ms. Macdonald. Each of these officers was primarily liable for any borrowing on his or her line of credit, and if Kinder Morgan Energy Partners, L.P made any payment with respect to an outstanding loan, the officer on behalf of whom payment was made was required to surrender a percentage of his or her options to purchase our common stock. Kinder Morgan Energy Partners, L.P.’s obligations under the guaranties, on an individual basis, generally did not exceed $1.0 million and those obligations, in the aggregate, did not exceed $1.9 million. Kinder Morgan Energy Partners, L.P. never made any payments with respect to these lines of credit and each line of credit was either terminated or refinanced without a guarantee from Kinder Morgan Energy Partners, L.P. Kinder Morgan Energy Partners, L.P. has no further guaranteed obligations with respect to any borrowings by our officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

Certain of our executive officers, including all of the named officers below, also serve in the same capacities as executive officers of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC. Kinder Morgan Management, LLC is the delegate of Kinder Morgan G.P., Inc. All information in this proxy statement with respect to compensation of executive officers describes the total compensation received by those persons in all capacities for us, Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, and their respective affiliates.

					Long-Term Compensation Awards				All Other Compensation(3)
	Annual Compensation				Restricted Stock Awards(2)		Shares Underlying Options
Name and Principal Position	Year	Salary	Bonus(1)
Richard D. Kinder Director, Chairman and Chief Executive Officer	2003 2002 2001	$1 1 1	$	— — —	$	— — —	— — —		$	— — —

Michael C. Morgan Director, President	2003 2002 2001	200,000 200,000 200,000		875,000 950,000 350,000		5,380,000 — 569,900	— — —			9,815 9,584 7,835

C. Park Shaper Vice President and Chief Financial Officer	2003 2002 2001	200,000 200,000 200,000		875,000 950,000 350,000		5,918,000 — 569,900	— 100,000 —	(4)		8,378 8,336 7,186

Deborah A. Macdonald President, Natural Gas Pipelines	2003 2002 2001	200,000 200,000 200,000		875,000 950,000 350,000		5,380,000 — 569,900	— 50,000 —	(5)		8,966 8,966 32,816

Joseph Listengart Vice President, General Counsel and Secretary	2003 2002 2001	200,000 200,000 200,000		825,000 950,000 350,000		3,766,000 — 569,900	— — —			8,378 8,336 7,186

(1)	Amounts paid the following year.

(2)	Represent shares of restricted stock awarded in 2003 and 2001. The 2003 and 2001 awards were issued under a stockholder-approved plan. For the 2003 awards, value is computed as the number of shares awarded times the closing price on the date of grant ($53.80 at July 16, 2003). Twenty-five percent of the shares in each grant vest on the third anniversary after the date of grant and the remaining seventy-five percent of the shares in each grant vest on the fifth anniversary after the date of grant. To vest, we and/or Kinder Morgan Energy Partners, L.P. must also achieve one of the following performance hurdles during the vesting period: (i) we must earn $3.70 per share in any fiscal year; (ii) Kinder Morgan Energy Partners, L.P. must distribute $2.72 over four consecutive quarters; (iii) we or Kinder Morgan Energy Partners, L.P. must fund at least one year’s annual incentive program; or (iv) our stock price must average over $60.00 per share during any consecutive 30-day period. One of these hurdles has already been met. The 2003 awards represent long-term equity compensation for our senior management through July 2008, and neither we nor Kinder Morgan Energy Partners, L.P. intends to make further stock awards to senior management before that date. The 2001 awards were granted in 2002. Value for 2001 grants is computed as the number of shares awarded (10,000) times the closing price on date of grant ($56.99 at January 16, 2002). Twenty-five percent of the shares in each grant vest on each of the first four anniversaries after the date of the grant. The holders of the restricted stock awards are eligible to vote and to receive dividends declared on such shares.

(3)	For 2003 and 2002, amounts represent contributions to the Kinder Morgan Savings Plan (a 401(k) plan), the value of group-term life insurance exceeding $50,000 and a taxable parking subsidy. For 2001, amounts represent contributions to the Kinder Morgan Savings Plan, the value of group-term life insurance exceeding $50,000, a taxable parking subsidy and a $50 cash payment. Ms. Macdonald’s amounts for 2001 include the reimbursement of relocation expenses.

(4)	The 100,000 options to purchase shares were granted on January 16, 2002 with an exercise price of $56.99 per share and vest at the rate of twenty-five percent on each of the first four anniversaries after the date of the grant.

(5)	The 50,000 options to purchase shares were granted on January 16, 2002 with an exercise price of $56.99 per share and vest at the rate of twenty-five percent on each of the first four anniversaries after the date of the grant.

Executive Compensation Plans for Us, Our Subsidiaries and Our Affiliates

As we are required to report compensation that our named executive officers receive from our subsidiaries, we are including the following descriptions of KMGP Services Company, Inc.’s and Kinder Morgan G.P., Inc.’s compensation plans, through which certain of our named executive officers receive compensation that is included in the Summary Compensation Table above. Mr. Kinder does not receive any compensation from KMGP Services Company, Inc., Kinder Morgan G.P., Inc. or any of our other subsidiaries or affiliates.

In the following discussion, all numbers referring to Kinder Morgan Energy Partners, L.P. common units, including options to purchase common units, have been adjusted to reflect the two-for-one common unit split effected August 31, 2001.

Kinder Morgan Savings Plan

Effective July 1, 1997, Kinder Morgan G.P., Inc. established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan. This plan was subsequently amended and merged to form the Kinder Morgan Savings Plan, and we became the plan sponsor. The plan now permits all of our and KMGP Services Company, Inc.’s full-time employees to contribute from one percent to 50 percent of base compensation, on a pre-tax basis, into participant accounts. In addition to a mandatory contribution equal to four percent of base compensation per year for most plan participants, we may make discretionary contributions in years when specific performance objectives are met. Kinder Morgan Energy Partners, L.P. reimburses us for its portion of all contributions we make to the plan. Certain employees’ contributions are based on collective bargaining agreements. The mandatory contributions are made each pay period on behalf of each eligible employee. Any discretionary contributions are made during the first quarter following the performance year. All employer contributions, including discretionary contributions, are in the form of our common stock which is immediately convertible into other available investment vehicles at the employee’s discretion. During the first quarter of 2004, we did not make any discretionary contributions to individual accounts for 2003. All contributions, together with earnings thereon, are immediately vested and are not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. Because levels of future compensation, participant contributions and investment yields cannot be reliably predicted over the span of time contemplated by a plan of this nature, it is impractical to estimate the annual benefits payable at retirement to the individuals named in the Summary Compensation Table above.

Cash Balance Retirement Plan

Employees of us and our direct and indirect subsidiaries, including KMGP Services Company, Inc., are eligible to participate in a Cash Balance Retirement Plan that was put into effect on January 1, 2001. Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees will accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Employees with prior service who were not grandfathered converted to the Cash Balance Retirement Plan and were credited with the then-current fair value of any benefits they had previously accrued under the career-pay formula. Under the Cash Balance Retirement Plan, we credit each participating employee’s personal retirement account with three percent of eligible compensation every pay period. In addition, we may make discretionary credits to the accounts based on our and Kinder Morgan Energy Partners, L.P.’s performance. Kinder Morgan Energy Partners, L.P. reimburses us for its portion of all contributions we make to the plan. No additional credits were made for 2003 performance. Interest is credited to the personal retirement account at the 30-year U.S. Treasury bond rate in effect each year. Employees will be fully vested in the plan after five years, and they may receive a lump sum distribution upon termination of employment or retirement.

The following table sets forth the estimated annual benefits payable as of December 31, 2003, assuming current remuneration levels without any salary projection and participation until normal retirement at age 65, with respect to the individuals named in the Summary Compensation Table above. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for Social Security or other offset amounts.

Name	Current Credited Years of Service	Estimated Credited Years of Service at Age 65	Age as of Jan. 1, 2004	Current Compensation Covered by Plans	Estimated Annual Benefit Payable Upon Retirement (1)
Richard D. Kinder	3	8.8	59.2	$1	$—
Michael C. Morgan	3	32.7	35.4	200,000	62,537
C. Park Shaper	3	32.7	35.4	200,000	62,537
Deborah A. Macdonald	3	15.9	52.1	200,000	15,823
Joseph Listengart	3	32.5	35.6	200,000	61,780

(1)	The estimated annual benefits payable are based on the straight-life annuity form.

1994 Amended and Restated Kinder Morgan, Inc. Long-Term Incentive Plan

Under our recently terminated 1994 Long-Term Incentive Plan, or LTIP, our Board of Directors’ Compensation Committee was able to grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, or other stock-based incentive awards. Our Board of Directors’ Compensation Committee had the sole discretion to grant awards under the LTIP to employees of us and our direct and indirect subsidiaries and to establish the terms, conditions and restrictions to which awards under the LTIP were subject. The LTIP expired on March 24, 2004.

The following table sets forth stock awards granted in 2003 under the LTIP to individuals named in the Summary Compensation Table above.

1994 Long-Term Incentive Plan – Awards In 2003

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation of Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold	Target	Maximum
Richard D. Kinder	—	—	—	—	—
Michael C. Morgan	100,000	(1)	—	—	—
Park C. Shaper	110,000	(1)	—	—	—
Deborah A. Macdonald	100,000	(1)	—	—	—
Joseph Listengart	70,000	(1)	—	—	—

(1)	Twenty-five percent of the shares in each grant vest on the third anniversary after the date of grant and the remaining seventy-five percent of the shares in each grant vest on the fifth anniversary after the date of grant. To vest, we and/or Kinder Morgan Energy Partners, L.P. must also achieve one of the following performance hurdles during the vesting period: (i) we must earn $3.70 per share in any fiscal year; (ii) Kinder Morgan Energy Partners, L.P. must distribute $2.72 over four consecutive quarters; (iii) we or Kinder Morgan Energy Partners, L.P. must fund at least one year’s annual incentive program; or (iv) our stock price must average over $60.00 per share during any consecutive 30-day period. One of these hurdles has already been met. The awards represent long-term equity compensation for our senior management through July 2008, and neither we nor Kinder Morgan Energy Partners, L.P. intends to make further stock awards to senior management before that date. The holders of the restricted stock awards are eligible to vote and to receive dividends declared on such shares.

Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan

Under our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan, our employees and employees of our direct and indirect subsidiaries, including employees of KMGP Services Company, Inc., are eligible to receive grants of non-qualified options to purchase shares of our common stock. (Please see “Item 3— Proposal to Amend and Restate Our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan” for more information on this plan as well as the modifications proposed thereto.) During 2003, none of the individuals named in the Summary Compensation Table above were granted options to purchase our common stock.

Aggregated Stock Option Exercises in 2003 and 2003 Year-End Stock Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 2003 Year-End		Value of Unexercised In-the-Money Options at 2003 Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael C. Morgan	140,000	$4,242,350	197,500	—	$5,572,406	—
C. Park Shaper	30,000	$814,500	113,750	106,250	$2,473,188	$1,231,687
Deborah A. Macdonald	50,000	$1,194,249	62,500	37,500	$1,790,750	$79,125
Joseph Listengart	26,250	$691,264	106,300	—	$3,586,868	—

(1)	Calculated on the basis of the fair market value of the underlying shares at year-end, minus the exercise price.

Kinder Morgan Energy Partners, L.P. Common Unit Option Plan

Pursuant to Kinder Morgan Energy Partners, L.P.’s Common Unit Option Plan, Kinder Morgan Energy Partners, L.P.’s and its affiliates’ key personnel are eligible to receive grants of options to acquire Kinder Morgan Energy Partners, L.P.’s common units. The total number of common units authorized under the plan is 500,000. None of the options granted under this plan may be “incentive stock options” under Section 422 of the Internal Revenue Code. If an option expires without being exercised, the number of common units covered by such option will be available for a future award. The exercise price for an option may not be less than the fair market value of a common unit on the date of grant. Either the Board of Directors of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., or a committee of that Board of Directors administers the unit option plan. The plan terminates on March 5, 2008.

No individual employee may be granted options for more than 20,000 common units in any year. Kinder Morgan G.P., Inc.’s Board of Directors or the committee referred to in the prior paragraph will determine the duration and vesting of the options to employees at the time of grant. As of December 31, 2003, outstanding options to purchase 129,050 common units had been granted to 43 former employees of Kinder Morgan G.P., Inc., who are now employees of ours or KMGP Services Company, Inc. No common unit options were granted at an option price below fair market value on the date of grant. Forty percent of such options vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The options expire seven years from the date of grant.

The unit option plan also granted to each of Kinder Morgan G.P., Inc.’s non-employee directors as of April 1, 1998, an option to purchase 10,000 common units at an exercise price equal to the fair market value of the units at the end of the trading day on such date. In addition, each new non-employee director will receive options to acquire 10,000 common units on the first day of the month following his or her election. Under this provision, as of December 31, 2003, outstanding options to purchase 20,000 common units had been granted to Kinder Morgan G.P., Inc.’s three non-employee directors. Forty percent of such options vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The non-employee director options will expire seven years from the date of grant.

No options to purchase common units were granted during 2003 to any of the individuals named in the Summary Compensation Table above. The following table sets forth certain information at December 31, 2003 with respect to common unit options previously granted to Mr. Listengart, the only person named in the Summary Compensation Table who has been granted common unit options. In March 1998, Mr. Listengart was granted an option to purchase 10,000 common units at an exercise price of $17.28 per common unit.

Aggregated Common Unit Option Exercises in 2003 and 2003 Year-End Common Unit Option Values

Name	Units Acquired on Exercise	Value Realized	Number of Units Underlying Unexercised Options at 2003 Year-End		Value of Unexercised In-the-Money Options at 2003 Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Listengart	—	—	10,000	—	$319,888	—

(1)	Calculated on the basis of the fair market value of the underlying common units at year-end 2003, minus the exercise price.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2003. Specifically, the table refers to information regarding our Long-Term Incentive Plan, our Non-Employee Director Stock Option Plan, our Employee Stock Purchase Plan and our Stock Option Plan described above as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,259,119	$36.44	5,571,947	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	7,259,119	$36.44	5,571,947	(1)

(1)	Includes 788,311 shares available for future issuance under our Employee Stock Purchase Plan, in which our executive officers do not participate, and includes 1,394,138 shares that were available for future issuance under the LTIP as stock options, stock appreciation rights, restricted stock awards or other stock-based incentive awards. As of March 24, 2004, any shares that had not been issued in connection with grants under the LTIP ceased to be authorized for issuance.

Employment Agreements

Richard D. Kinder

On October 7, 1999, Mr. Kinder entered into an employment agreement with us pursuant to which he agreed to serve as our Chairman and Chief Executive Officer. His employment agreement provides for a term of three years and one year extensions on each anniversary of October 7th. Mr. Kinder, at his initiative, accepted an annual salary of $1 to demonstrate his belief in our long term viability. Mr. Kinder continues to accept an annual salary of $1, and he receives no other compensation. Mr. Kinder’s employment agreement is extended annually at the request of our Board of Directors. Our Board of Directors believes that Mr. Kinder’s employment agreement contains provisions that are beneficial to us and our stockholders. For example, with limited exceptions, Mr. Kinder is prevented from competing in any manner with us, while he is employed by us and for 12 months following the termination of his employment with us. The agreement contains provisions that address termination with and without cause, termination as a result of change in duties or disability, and death. At his current compensation level, the maximum amount that would be paid to Mr. Kinder or his estate in the event of his termination is three times $750,000. This payment would be made if Mr. Kinder were terminated by us without cause or if Mr. Kinder terminated his employment with us as a result of change in duties (as defined in the employment agreement).

Michael C. Morgan

In April 2000, Mr. Morgan entered into a four-year employment agreement with us and Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Under the employment agreement, Mr. Morgan receives an annual base salary of $200,000 and bonuses at the discretion of the compensation committee of our Board of Directors and the Board of Directors of Kinder Morgan Management, LLC. Mr. Morgan is prevented from competing with Kinder Morgan Energy Partners, L.P. and us for a period of four years from the date of the agreement, provided Mr. Kinder continues to serve as chief executive officer of us or our successor.

BOARD OF DIRECTORS

How are our directors compensated?

Directors who are not also our employees participate in our 1992 Stock Option Plan for Non-Employee Directors, which was amended and restated on January 17, 2001. Under this plan, each continuing director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount of our common stock not to exceed 10,000 shares each year. Each newly-elected director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount of our common stock not to exceed 20,000 shares. Options may be granted with an exercise price that is not less than the fair market value of our common stock on the date of grant, but must be at least the par value of the shares subject to the option. Options expire ten years from the date of grant. Options granted pursuant to our 1992 Stock Option Plan for Non-Employee Directors are intended as nonqualified stock options.

On January 21, 2004, the Compensation Committee of our Board of Directors granted each non-employee director an option to purchase 10,000 shares of our common stock in return for service on our Board of Directors in 2004. The options have an exercise price of $61.40 and vest on May 11, 2004, the date of our annual meeting of stockholders.

At our Board of Directors’ meeting in January 2003, it was approved that each non-employee director will receive an additional $10,000 per year, paid quarterly, and that the Chairman of the Audit Committee will receive another $10,000 per year, paid quarterly, due to the increasing workload resulting from the implementation of the Sarbanes-Oxley Act of 2002. At our Board of Directors’ meeting in January 2004, it was approved that the lead director will receive an additional $20,000 per year, paid quarterly, and that the lead director receive a retroactive $5,000 quarterly payment for services in such role during the fourth quarter of 2003.

All directors are reimbursed for reasonable travel and other expenses incurred in attending all board and/or committee meetings.

Independence of Directors

Our Board of Directors has adopted governance guidelines for the Board and charters for the Audit Committee, Nominating and Governance Committee and Compensation Committee. The governance guidelines and the rules of the New York Stock Exchange require that a majority of our directors be independent, as described in those guidelines and rules. To assist in making determinations of independence, the Board has determined that the following categories of relationships are not material relationships that would cause the affected director not to be independent:

•	If the director was an employee, or had an immediate family member who was an executive officer of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. or us or any of their or our affiliates, but the employment relationship ended more than three years prior to the date of determination (or, in the case of employment of a director as an interim chairman or interim chief executive officer, such employment relationship ended by the date of determination);

•	If within the period of three years prior to the determination the director received no more than, and has no immediate family member that received more than, $100,000 per year in direct compensation from us or our affiliates, other than (i) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (ii) compensation received by a director for former service as an interim chairman or interim chief executive officer, and (iii) compensation received by an immediate family member for service as a non-executive employee;

•	If the director is at the date of determination an executive officer or an employee, or has an immediate family member that is at the date of determination an executive officer, of another company that, within the last three full fiscal years prior to the date of determination made payments to, or received payments from, us and our affiliates for property or services in an amount which, in any single fiscal year, was less than the greater of $1.0 million or 2% of such other company’s annual consolidated gross revenues. Charitable organizations are not considered “companies” for purposes of this determination;

•	If the director is also a director, but is not an employee or executive officer, of Kinder Morgan G.P., Inc. or another affiliate of Kinder Morgan Management, LLC or us, so long as such director is otherwise independent; and

•	If the director beneficially owns less than 10% of each class of voting securities Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC or us.

The Board has affirmatively determined that Messrs. Austin, Battey, Bliss, Gardner, Hybl, Randall, Sarofim and True, who constitute a majority of our directors, are independent as described in our governance guidelines and the New York Stock Exchange rules. Each of them meets the standards above and has no other relationship with us. In conjunction with regular Board meetings, these non-management directors also meet in executive session without members of management. Mr. Bliss has been elected for a one-year term expiring in October 2004 to serve as lead director to develop the agendas for and moderate these executive sessions.

How often did our Board meet during fiscal 2003?

Our Board of Directors met five times during fiscal 2003. Each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

Committees

What committees has our Board established?

Our Board of Directors has the following standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee.

As of December 31, 2003, the following members of the Board of Directors were members of the Compensation, Audit and/or Nominating and Governance Committees as indicated below.

NAME	COMPENSATION COMMITTEE	AUDIT COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE
Edward H. Austin		*	*
Charles W. Battey		*
Stewart A. Bliss		**
Ted A. Gardner	**
William J. Hybl	*		*
Edward Randall, III	*		**
Fayez Sarofim		*
H. A. True, III	*

*	Member
**	Chair

Compensation Committee

Our Board of Directors’ Compensation Committee is comprised of four directors, each of which our Board of Directors has determined meets the criteria for independence under our governance guidelines and the New York Stock Exchange rules. The Compensation Committee acts under a written charter adopted by our Board of Directors on October 15, 2003. The Compensation Committee met two times during fiscal 2003.

The Compensation Committee’s primary purposes are to:

•	review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock options and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

•	review new executive compensation programs;

•	assess and monitor our director compensation programs;

•	review on a periodic basis the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

•	take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

•	produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the Securities and Exchange Commission; and

•	periodically review and assess our compensation and benefits plans of broad application.

Report of Compensation Committee

The Compensation Committee of our Board of Directors has furnished the following report on our executive compensation for fiscal 2003.

What is our philosophy of executive officer compensation?

Annual executive compensation is principally comprised of base salary, annual incentive and long-term stock awards. It is our philosophy to pay our executive officers a base salary, not to exceed $200,000 per year, which is below base salaries for comparable positions in the marketplace. The majority of an executive officer’s compensation is allocated to the “at risk” portions of the annual incentives and long-term compensation. It is our philosophy that compensation of our executive officers and other key employees should be directly and materially tied to corporate financial performance and aligned with the interests of our stockholders. To achieve this objective, executive compensation is weighted toward cash incentives and long-term compensation payable on the basis of achieving financial targets and directly related to stock performance. Though in the past we used stock options and restricted stock as the principal components of long-term executive compensation, in 2003 we began using grants of restricted stock exclusively as the principal component of long-term executive compensation.

With respect to executive benefits and perquisite programs, unlike many companies, we have no executive perquisites and have no supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split dollar life insurance programs. We have no executive company cars or executive car allowances nor do we offer or arrange financial planning services. Additionally, we do not permit executives to fly first class unless the executive uses personal funds or frequent-flier mileage to upgrade.

Our executive compensation components are compared periodically with market information. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope of our company.

Our 1994 Long-Term Incentive Plan, or LTIP, and our Amended and Restated 1999 Stock Option Plan have given the Compensation Committee the flexibility to grant stock options, both non-qualified and incentive, restricted stock awards, stock appreciation rights and other stock-based awards. The plans have permitted us to keep pace with changing developments in compensation and benefit programs, making us competitive with those companies that offer incentives to attract and retain employees. On March 24, 2004, the LTIP expired. Subject to stockholder approval, we plan to amend our Amended and Restated 1999 Stock Option Plan to allow for grants of restricted stock. We currently plan to issue only restricted stock to our executive officers, unless specific circumstances dictate otherwise. However, as stated elsewhere in this proxy statement, the restricted stock awards granted to our named executive officers (excluding Mr. Kinder, who accepts $1 in salary and no other compensation) and six other most senior executives in 2003 are the only stock awards such senior executives will be granted through July 2008.

How is our Chairman and Chief Executive Officer compensated?

At his request, Mr. Kinder, our Chairman and Chief Executive Officer, receives $1 of base salary per year. Additionally, Mr. Kinder has requested that he receive no annual bonus, stock grants or other compensation. He wishes to be rewarded strictly on the basis of stock performance which impacts the value of his holdings of our common stock.

How are we addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for our Chief Executive Officer and our additional four highest paid executive officers to $1,000,000 of cash compensation per year. If certain conditions are met, compensation may be excluded from consideration of the $1,000,000 limit. Since our current management was placed in October 1999, annual cash compensation of our individual executive officers has historically been below $1,000,000. This year will be the second year, since current management was placed, that cash compensation to certain of our executives will exceed $1,000,000. Cash bonuses of $875,000 were awarded to three of our executive officers and a bonus of $825,000 was awarded to one of our executive officers, for services provided by such executive officers in 2003. Since these bonuses were paid under our stockholder-approved 2000 Annual Incentive Plan as a result of reaching designated financial targets established at our Compensation Committee’s meeting in January 2003, all cash compensation paid to our executives will be deductible.

Compensation Committee

Ted A. Gardner, Chairman

William J. Hybl

Edward Randall, III

H. A. True, III

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees and none of our executive officers served during 2003 on a board of directors of another entity which has employed any of the members of the Compensation Committee.

Audit Committee

Our Board of Directors’ Audit Committee is comprised of four directors, each of which our Board of Directors has determined meets the criteria for independence under our governance guidelines and the charter of the Audit Committee, as well as under the rules of the New York Stock Exchange and the Securities and

Exchange Commission. The Audit Committee adopted a written charter on April 20, 2000. In response to the Sarbanes-Oxley Act of 2002 and recently promulgated New York Stock Exchange and Securities and Exchange Commission rules, the Audit Committee adopted a revised charter on October 15, 2003, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee acts under such revised charter. Mr. Battey has been determined by the Board to be an “audit committee financial expert.” The Audit Committee of our Board of Directors met four times during fiscal 2003.

The Audit Committee’s primary purposes are to:

•	monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

•	monitor our compliance with legal and regulatory requirements;

•	select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

•	monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board of Directors.

Audit Matters

The following sets forth fees billed for audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2003, and December 31, 2002:

	Year Ended December 31,
	2003	2002
Audit fees(1)	$848,735	$718,069
Audit-related fees(2)	88,611	69,620
Tax fees(3)	61,612	323,818
All other fees	—	—

Total	$998,958	$1,111,507

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, and reviews of documents filed with the Securities and Exchange Commission.

(2)	Includes fees for audit-related work in connection with employee benefit plans.

(3)	Includes fees related to professional services for tax compliance, tax advice and tax planning, consisting of tax services relating to the review or preparation of federal, state, local or foreign income or other tax returns.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations and were pre-approved by our Audit Committee, consistent with the Audit Committee’s charter, which requires the pre-approval of all audit and non-audit services. Please see the section above, entitled “Audit Committee,” which outlines the primary purposes of the Audit Committee and describes the Audit Committee’s pre-approval policies and procedures.

Report of Audit Committee

The Audit Committee of our Board of Directors has furnished the following report for fiscal 2003.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee

Stewart A. Bliss, Chairman

Edward H. Austin

Charles W. Battey

Fayez Sarofim

Nominating and Governance Committee

Our Board of Directors’ Nominating and Governance Committee is comprised of three directors, each of which our Board of Directors has determined meets the criteria for independence under our governance guidelines and the New York Stock Exchange rules. The Nominating and Governance Committee was established pursuant to resolutions adopted by our Board of Directors on October 15, 2003 and acts under a written charter adopted by our Board of Directors on the same date. The Nominating and Governance Committee did not meet in 2003.

The Nominating and Governance Committee’s primary purposes are to:

•	make recommendations regarding the size of our Board of Directors;

•	identify individuals qualified to become members of our Board of Directors, and recommend director nominees to our Board of Directors for election at our annual meeting of stockholders;

•	identify from among the members of our Board of Directors and report to our Board of Directors on individuals recommended to serve as members of the various committees of our Board of Directors;

•	annually reevaluate our governance guidelines and recommend to our Board of Directors any changes that the Nominating and Governance Committee deems necessary or appropriate; and

•	periodically evaluate our Board of Directors’ and other committees’ performances.

Stockholder Nominees

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by mailing the communication to Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002, Attention: General Counsel or by sending an email to www.kindermorgan.com (click: “Contact Us”).

The recommendations must set forth the following:

•	the name, age, business address and residence address of the stockholder(s) making the recommendation and of the person(s) recommended;

•	a description of all arrangements or understandings between such stockholder(s) and each nominee recommended by the stockholder(s) and any other person(s), identifying such person(s), pursuant to which the recommendation(s) have been made by the stockholder(s);

•	such other information regarding each candidate recommended by such stockholder(s) as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	the written consent of each candidate to serve as a director if so elected; and

•	a description of the qualifications of such candidate to serve as a director.

The chair of the Nominating and Governance Committee will have discretion to determine whether the recommendation should be brought to the attention of the full Board of Directors and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our Secretary will retain copies of all recommendations received pursuant to these procedures for a period or at least one year. The Nominating and Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, make changes.

Director Qualifications

The Nominating and Governance Committee will consider at least the following factors as it evaluates the qualifications of possible candidates: a candidate’s experience, knowledge, skills, integrity, independence (as described in our governance guidelines), expertise, commitment to our core values, relationships with us, service on other boards, willingness to commit the required time, and ability to work as part of a team. Among other factors, the Nominating and Governance Committee may also consider the current mix of skills and expertise on our Board of Directors and the results of our Board’s annual self evaluation.

Additionally, the Nominating and Governance Committee considers the characteristics that our Board should reflect as set out in our governance guidelines. Our governance guidelines require that our Board of Directors reflect the following characteristics:

•	each director shall be a person of integrity who is dedicated, industrious, honest, candid, fair and discrete;

•	each director shall be knowledgeable, or willing to become so quickly, in the critical aspects of our business and operations;

•	each director shall be experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

•	a majority of the directors shall meet the standards of independence as prescribed in our governance guidelines and the New York Stock Exchange rules; and

•	our Board of Directors shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board of Directors nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the governance guidelines; recommends approval by the entire Board of Directors of each selected nominee for election as a director; and approves extending an invitation to join our Board of Directors if the invitation is proposed to be extended by any person other than the chair of the Nominating and Governance Committee.

May stockholders communicate with our Board of Directors?

You may contact the chairs of our Board of Directors’ Nominating and Governance Committee, Audit Committee or Compensation Committee or our non-management directors as a group by mail to Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002, Attention: General Counsel, or by sending an email to www.kindermorgan.com (click: “Contact Us”). Your communication should specify the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

•	does not relate to the business or affairs of us or the functioning or governance guidelines of our Board of Directors or the functioning or charter of any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our investor relations department will retain copies of all recommendations received pursuant to these procedures for a period or at least one year. The Nominating and Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Annual Meeting Attendance

Although we have no formal policy with respect to our directors’ attendance at annual meetings of stockholders, we invite them to attend. Messrs. Kinder and Morgan attended last year’s annual meeting of stockholders.

How can I find more information on Kinder Morgan’s corporate governance?

We make available free of charge within the “Investors” section of our Internet website, at www.kindermorgan.com, and in print to any stockholder who requests, the governance guidelines, the charters of the audit committee, compensation committee and nominating and governance committee, and our code of business conduct and ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). Requests for copies may be directed to Investor Relations, Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002, or by telephone at (713) 369-9490. We intend to disclose any amendments to our code of business conduct and ethics, and any waiver from a provision of that code granted to our executive officers or directors on our website within five days following such amendment or waiver. The information contained on or connected to our Internet website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the Securities and Exchange Commission.

Material Proceedings

There are no material proceedings to which any director, officer or affiliate of ours or any record or any beneficial owner of more than five percent of our common stock is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.

Contributions to Charitable Organizations

We have not made, within the preceding three years, contributions to any charitable organization in which any of our directors serves as an executive officer in any single fiscal year that exceeded the greater of $1 million or two percent of such charitable organization’s consolidated gross revenue.

No Incorporation by Reference

The Report of the Compensation Committee, the Report of the Audit Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate either such report or the performance graphs by reference therein.

PERFORMANCE GRAPHS

Comparison of Five-Year Cumulative Total Return

The following performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s 500 Gas Utilities Index for our last five fiscal years. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 1998, and that all dividends were reinvested. Total net return to our stockholders in 2003 was 42.84 percent, as compared to an average return of 28.65 percent for the Standard & Poor’s 500 Stock Index and of 23.26 percent for the Standard & Poor’s 500 Gas Utilities Index for the same period.

FIVE-YEAR CUMULATIVE TOTAL RETURN

Based on investment of $100 beginning December 31, 1998

with dividends reinvested

		INDEXED RETURNS ($) Years Ending
Company / Index	Base Period Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
KINDER MORGAN, INC.	100	86.31	224.52	240.49	183.24	262.60
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 GAS UTILITIES	100	125.92	194.35	149.23	86.492	106.61

Comparison of Cumulative Total Return with Our Current Management

The following performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s 500 Gas Utilities Index from July 8, 1999 through December 31, 2003. On July 8, 1999, the acquisition of Kinder Morgan (Delaware), Inc. was announced, and it was proposed that our current management would operate our business following that transaction. The graph assumes that the value of the investment in our common stock and each index was $100 at July 8, 1999, and that all dividends were reinvested.

CUMULATIVE TOTAL RETURN WITH OUR CURRENT MANAGEMENT

Based on investment of $100 beginning July 8, 1999

with dividends reinvested

		INDEXED RETURNS ($) Years Ending
Company / Index	Base Period 8 Jul 99	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
KINDER MORGAN, INC.	100	167.53	435.79	466.77	356.83	506.69
S&P 500 INDEX	100	106.03	96.38	84.92	66.15	85.13
S&P 500 GAS UTILITIES	100	97.33	150.22	115.35	66.86	82.41

ITEM 1

ELECTION OF DIRECTORS

Directors Standing for Election

Our Board of Directors is currently divided into three classes, with the classes having three-year terms that expire in successive years. The current term of the directors in Class II expires at the annual meeting. Our Board of Directors proposes that the nominees listed below, all of whom are currently serving as Class II directors, be re-elected to serve a new term of three years and until their successors are duly elected and qualified.

Each of the nominees has consented to serve a three-year term. If any of them becomes unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.

Class II Directors

The directors standing for election are:

Charles W. Battey

Director since 1971 – Age 72

Mr. Battey has been an independent consultant and an active community volunteer based in Kansas City for the past five years. Mr. Battey is also a director of SIT-KIM International Investment Associates, Inc. Mr. Battey was Chairman of the Board of K N Energy, Inc. (the name by which we were formerly known) from 1989 to 1996, and the Chief Executive Officer of K N Energy, Inc. from 1989 to 1994.

H. A. True, III

Director since 1991 – Age 61

Mr. True has been an owner, officer and director of the True Companies, which are involved in energy, agriculture and financing, and based in Casper, Wyoming for the past five years. Mr. True is Vice Chairman of Midland Financial Corporation.

Fayez Sarofim

Director since 1999 – Age 75

Mr. Sarofim has been President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm, since he founded it in 1958. Mr. Sarofim is a director of Unitrin, Inc. and Argonaut Group, Inc.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THREE NOMINEES FOR CLASS II DIRECTORS.

Directors Continuing In Office

Class III Directors

Except as set forth below, the Class III Directors were elected at our 2002 annual meeting for terms ending in 2005.

Michael C. Morgan

Director since 2003 – Age 35

Mr. Morgan is President of Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and us. Mr. Morgan was elected to each of these positions in July 2001. Mr. Morgan served as Vice President-Strategy and Investor Relations of Kinder Morgan Management, LLC from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of us and Kinder Morgan G.P., Inc. from January 2000 to July

2001. He served as Vice President, Corporate Development of Kinder Morgan G.P., Inc. from February 1997 to January 2000. Mr. Morgan was our Vice President, Corporate Development from October 1999 to January 2000.

Mr. Morgan was, in accordance with our By-Laws, elected as a Class III Director at our January 15, 2003 Board of Directors meeting to fill the vacancy created by the resignation of William V. Morgan. Mr. Michael Morgan was elected for a term ending in 2005.

Stewart A. Bliss

Director since 1993 – Age 70

Mr. Bliss has been an Independent Financial Consultant and Senior Business Advisor in Denver, Colorado for the past eleven years. Mr. Bliss served on the Governing Board for the Colorado State University System from 1994 to February 2001 and was President of the Board from 1999 to 2001. Mr. Bliss served as our Interim Chairman and Chief Executive Officer from July to October of 1999.

Edward Randall, III

Director since 1994 – Age 77

Mr. Randall has been a private investor for the past five years. Mr. Randall is also a director of EOG Resources, Inc.

Class I Directors

The following Class I directors were elected at our 2003 annual meeting for terms ending in 2006.

Richard D. Kinder

Director since October 1999; also from 1998 to June 1999 – Age 59

Mr. Kinder has been the Chairman of our Board of Directors and Chief Executive Officer since October 7, 1999. In addition, Mr. Kinder has been a Director, the Chairman of the Board of Directors and Chief Executive Officer of our indirectly, wholly-owned subsidiaries, Kinder Morgan G.P., Inc. and Kinder Morgan Management, LLC, since February 1997 and February 2001, respectively. Mr. Kinder is also a director of Baker Hughes Incorporated. Mr. Kinder is the uncle of David D. Kinder, our Vice President, Corporate Development and the Vice President, Corporate Development of Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc.

Edward H. Austin, Jr.

Director since 1994 – Age 62

Mr. Austin has served as a Director and Executive Vice President of Austin, Calvert & Flavin, Inc., an investment advisory firm based in San Antonio, Texas since August 1999. For the five years prior to August 1999, Mr. Austin was a Vice President of Austin, Calvert & Flavin, Inc. Austin, Calvert & Flavin, Inc. is a wholly owned subsidiary of Waddell & Reed Financial, Inc.

William J. Hybl

Director since 1988 – Age 61

Mr. Hybl has been the Chairman, Chief Executive Officer and a Trustee of El Pomar Foundation, a charitable foundation based in Colorado Springs, Colorado for the past twenty-three years. Mr. Hybl is also a director of USAA, FirstBank Holding Company of Colorado, and Garden City Company.

Ted A. Gardner

Director since 1999 – Age 46

Mr. Gardner has been a private investor since July 1, 2003. Mr. Gardner served as Managing Partner of Wachovia Capital Partners and a Senior Vice President of Wachovia Corporation from 1990 to June 30, 2003. Mr. Gardner is also a director of Encore Acquisition Company.

ITEM 2

PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP has served as our independent auditors since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2003 included the audit of our consolidated financial statements, audit-related work in connection with employee benefit plans, reviews of quarterly financial statements and services in connection with various tax matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event stockholders do not ratify and approve the appointment, the selection will be reconsidered by the Audit Committee and our Board of Directors.

ITEM 3

PROPOSAL TO AMEND AND RESTATE OUR KINDER MORGAN, INC.

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

Description of our Amended and Restated 1999 Stock Option Plan

The purposes of our Amended and Restated 1999 Stock Option Plan are to:

•	enable our employees and the employees of our subsidiaries to develop a sense of proprietorship and personal involvement in our financial success, and

•	encourage those employees to remain with and devote their best efforts to our business.

Our Board of Directors which administers the plan, believes that the plan is accomplishing its purposes. However, our Board of Directors believes that it is necessary to amend the plan to:

•	modify the types of stock grants permitted under the plan to certain employees to include grants of up to a total of 500,000 shares of restricted stock, and

•	make certain technical amendments.

Accordingly, our Board of Directors has decided to submit the amendment and restatement of the plan to our stockholders at the annual meeting.

The amendments approved by our Board of Directors are:

•	allowing for the granting of restricted stock under the plan to officers and other key employees of ours and entities in which we own a direct or indirect interest;

•	providing that no more than 500,000 shares of stock may be granted as restricted stock, and providing further that no more than 100,000 shares of restricted stock may be granted under the plan to any individual;

•	renaming the plan as the “Kinder Morgan, Inc. Amended and Restated 1999 Stock Plan” to reflect the broader range of stock grants, including restricted stock;

•	prohibiting Richard D. Kinder from receiving any stock options or restricted stock under the plan; and

•	adopting certain technical amendments regarding:

•	prohibiting the re-pricing of stock options that have option prices greater than the then fair market value of our stock without the approval of our stockholders;

•	establishing a list of events that the Compensation Committee may use to determine when to permit restrictions to lapse on restricted stock;

•	providing authority to the Compensation Committee to prescribe additional terms, conditions and restrictions relating to grants of restricted stock; and

•	the treatment of restricted stock upon a change of control of us.

The following summary of the plan, as amended and restated effective as of May 11, 2004 (subject to stockholder approval), is qualified by reference to the full text of the plan which is attached as Appendix B to this proxy statement.

General Provisions

Officers and other employees of us and other entities in which we have a direct or indirect interest are eligible to participate in the plan. Our Compensation Committee, which administers the plan, has the sole discretion to select participants from among eligible persons. Approximately 5,700 current employees have received options under the plan, and no current employees have received restricted stock under the plan. It is estimated that the total number of employees who are eligible to receive awards under the plan would not at present exceed approximately 5,700. Directors who are not employees are not eligible to participate in the plan. Also, we do not intend to make awards under the plan to current members of senior management before July 2008.

The aggregate number of shares of our common stock which may be issued under the plan with respect to options and restricted stock may not exceed 10,500,000, subject to adjustment for certain transactions affecting the common stock. However, no more than 500,000 shares of stock may be granted as restricted stock. Lapsed, forfeited or canceled options will not count against this limit and can be regranted under the plan. Options with respect to more than 1,000,000 shares of our common stock and restricted stock with respect to more than 100,000 shares of our common stock may not be granted to any one employee during the term of the plan. The shares issued under the plan may be issued from shares held in treasury or from authorized but unissued shares. The market price per share of the stock underlying the options and stock appreciation rights granted under the plan was $61.77, as of March 12, 2004.

Types of Awards

The plan provides for the grant of:

•	nonqualified stock options;

•	stock appreciation rights in tandem with stock options; and

•	restricted stock.

Awards may be granted individually, in combination, or in tandem as determined by our Compensation Committee.

Options

An option is a grant entitling the participant to purchase shares of our common stock at a fixed price per share. Options granted under the plan will be nonqualified options, which do not qualify for treatment as incentive stock options under the Internal Revenue Code. Our Compensation Committee sets the terms of the options, including:

•	the number of shares for which an option is granted;

•	the term of the option; and

•	the time(s) when the option can be exercised.

The option agreement or our Compensation Committee’s procedures may set forth conditions respecting the exercise of an option. Our Compensation Committee may in its discretion waive any condition respecting the exercise of any option and may accelerate the time at which any option is exercisable.

Neither we nor the Compensation Committee may “reprice” an outstanding option that has an option price greater than the then fair market value of a share of our stock, without the consent of our stockholders.

The option price, or price per share of common stock subject to an option, may not be less than the fair market value of common stock on the date of the grant of the option. The fair market value generally is determined to be the closing sale price reported in The Wall Street Journal for the New York Stock Exchange-Composite Transactions. Our Compensation Committee also determines whether an option may be paid in cash or securities.

Options are not transferable except:

•	by will or the laws of descent and distribution;

•	between an option holder and his or her spouse if such transfer is incident to a divorce; or

•	with the consent of our Compensation Committee.

Stock Appreciation Rights

Our Compensation Committee may decide that stock appreciation rights may be granted in tandem with the grant of an option. A stock appreciation right is a grant entitling the participant to receive an amount in cash or shares of common stock or a combination thereof, as our Compensation Committee may determine. Our Compensation Committee may decide that the value of the stock appreciation right will be equal to the excess of:

•	the fair market value on the date of exercise of the shares of common stock with respect to which the stock appreciation right is exercised over

•	the option price.

A stock appreciation right granted in tandem with an option terminates and is no longer exercisable upon the termination or exercise of the related option. Our Compensation Committee will set the terms and conditions of the stock appreciation rights, subject to the limitations in the plan. Our Compensation Committee at any time may accelerate the exercisability of any stock appreciation right and otherwise waive or amend any conditions to the grant of a stock appreciation right.

Stock appreciation rights are not transferable except:

•	by will or the laws of descent and distribution;

•	between an option holder and his or her spouse if such transfer is incident to a divorce; or

•	with the consent of our Compensation Committee.

Restricted Stock

•	Our Compensation Committee establishes the form and terms of each grant of restricted stock. Each grant of restricted stock shall be evidenced by a written agreement. Shares of restricted stock are subject to “forfeiture restrictions” that restrict the transferability of the shares and obligate the participant to forfeit and surrender the shares under certain circumstances, such as termination of employment. Forfeiture restrictions on restricted stock shall lapse upon the attainment of one or more performance targets established by the Compensation Committee that may be based on:

•	the price of a share of our stock;

•	our earnings per share;

•	our total stockholder value;

•	our dividend rate;

•	our revenues;

•	any one or a combination of commonly recognized financial ratios with respect to us including, but not limited to, debt/equity ratio and cash coverage ratio;

•	our net income (before or after taxes);

•	our cash flow return on investments;

•	our earnings before or after interest, taxes, depreciation, and/or amortization;

•	our economic value added; or

•	our return on stockholders’ equity;

•	the participant’s continued employment for a specified period of time;

•	the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in

•	its sole discretion; or

•	a combination of any of the foregoing.

Each grant of restricted stock may have different forfeiture restrictions, in the discretion of the Compensation Committee.

The Compensation Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to restricted stock, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a participant prior to the lapse of the forfeiture restrictions, and terms related to tax matters.

Unless otherwise provided for in a written agreement, a participant shall have the right to receive dividends with respect to restricted stock, to vote such stock and to enjoy all other stockholder rights, except that:

•	the participant shall not be entitled to delivery of the stock certificate unless and until the forfeiture restrictions have lapsed;

•	we shall retain custody of the stock unless and until the forfeiture restrictions have lapsed;

•	the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock unless and until the forfeiture restrictions have lapsed; and

•	a breach by a participant of the terms and conditions established by the Compensation Committee pursuant to the restricted stock agreement shall cause a forfeiture of the restricted stock by the participant.

The Compensation Committee at any time may accelerate the time or conditions under which the forfeiture restrictions lapse. However, except in the event of a corporate change (as defined in the plan), the Compensation Committee may not take any such action with respect to “covered employees” (within the meaning of Treasury Regulation § 1.162-27(c)(2)) if such restricted stock has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code unless the performance goals with respect to such restricted stock have been attained.

Provisions Relating to a Corporate Change

The plan provides for certain benefits in the event that we experience a corporate change. A corporate change is deemed to have occurred if:

•	any person acquires beneficial ownership of 50% or more of our voting securities;

•	there is a change in the composition of a majority of our Board of Directors within any period of two consecutive years for any reason other than normal retirement, death or disability;

•	our stockholders approve a merger or consolidation of us with any other person, other than:

•	a merger or consolidation which would result in the voting securities of us outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than 50% of the combined voting power of the voting securities of us or such surviving entity outstanding immediately after such merger or consolidation; or

•	a merger in which we are the surviving entity but no person acquires more than 50% of the combined voting power of our then-outstanding securities; or

•	our stockholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets, or any transaction having a similar effect.

Upon the occurrence of a corporate change, our Compensation Committee may choose one or more of the following alternatives, which may vary among outstanding options and restricted stock:

•	outstanding options will vest immediately but must be exercised within a limited period of time;

•	outstanding options must be surrendered in return for payment of cash in an amount equal to the excess of the value of common stock as a result of the corporate change over the option price; or

•	outstanding options will be adjusted as our Compensation Committee deems appropriate, including adjusting the options to cover securities the option holder would have received as a result of the corporate change had the option holder owned the common stock covered by the option at the time of the corporate change; and

•	restricted stock still subject to forfeiture restrictions may, subject to certain time limitations, be acted upon by our Compensation Committee as it deems appropriate, including causing forfeiture restrictions to lapse.

Other Provisions

In the event of specified changes in our capital structure, our Compensation Committee may:

•	adjust:

•	the number and kind of shares authorized by the plan (including any limitations on individual options or restricted stock);

•	the number, option price or kinds of shares covered by outstanding options or restricted stock; and

•	make other adjustments in options and restricted stock under the plan as it deems appropriate.

Our Board of Directors may amend the plan without stockholder approval, unless:

•	that approval is required by law or stock exchange requirements;

•	the amendment would impair the rights of a participant without the consent of such participant; or

•	the amendment would decrease any authority granted to the Compensation Committee in contravention of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Our Board may terminate the plan at any time. No options or restricted stock may be granted under the plan after October 7, 2009.

Federal Income Tax Consequences

The Internal Revenue Code provides that a participant receiving a nonqualified option or restricted stock ordinarily does not realize taxable income upon the grant of the option or restricted stock. A participant does, however, realize ordinary income upon (i) the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price and (ii) the lapsing of forfeiture restrictions on restricted stock. With respect to stock options, we are entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant. With respect to restricted stock, we are entitled to a federal income tax deduction for compensation in an amount equal to the number of shares of restricted stock granted times the closing price of our stock on the date the forfeiture restrictions lapse. These deductions are conditioned on us withholding federal income tax with respect to the amount of that compensation. When the participant sells the shares acquired pursuant to a nonqualified option or the restricted stock, any gain or loss will be capital gain or loss. This assumes that the shares represent a capital asset in the participant’s hands, although there will be no tax consequences for us.

The exercisability of an option or a stock appreciation right or the lapsing of forfeiture restrictions may be accelerated, and special cash settlement rights may be triggered and exercised, as a result of a corporate change. If any of the foregoing occurs, all or a portion of the value of the relevant award at that time may be a parachute payment for purposes of determining whether a 20% excise tax (in addition to income tax otherwise owed) is payable by the participant as a result of the receipt of an excess parachute payment pursuant to the Internal Revenue Code. We will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

As a general rule, we or the entity in which we own a direct or indirect interest will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards under the plan. The amount of the deduction is equal to what is considered reasonable compensation under the Internal Revenue Code. However, the Internal Revenue Code limits to $1,000,000 the annual tax deduction that we and our subsidiaries can take with respect to our compensation of certain executive officers unless the compensation qualifies as performance-based or certain other exemptions apply. We believe that if the plan is approved by stockholders, all compensation recognized with respect to options and restricted stock granted under the plan will be deemed performance-based.

Additional Information

If the stockholders do not approve the plan as amended and restated, we intend to continue to grant options under the plan currently in effect to the extent shares are available for grant under the plan, as it may be amended from time to time by our Board of Directors, subject to stockholder approval, if required.

The following table depicts stock awards that would have been granted in fiscal 2003 under our Kinder Morgan, Inc. Amended and Restated 1999 Stock Plan, had it been in effect in 2003.

KINDER MORGAN, INC. AMENDED AND RESTATED 1999 STOCK PLAN

Effective May 11, 2004 (subject to stockholder approval)

Name and Position	Dollar Value ($) (1)		Stock Awards (2)
Richard D. Kinder, Chairman and Chief Executive Officer	—(3)		—(3)
Michael C. Morgan, President	—(4)		—(4)
C. Park Shaper, Vice President and Chief Financial Officer	—(4)		—(4)
Deborah A. Macdonald, President, Natural Gas Pipelines	—(4)		—(4)
Joseph Listengart, Vice President, General Counsel and Secretary	—(4)		—(4)
Executive Group	—(4)		—(4)
Non-Executive Director Group	—(5)		—(5)
Non-Executive Officer Employee Group	$6,209,136	(6)	227,900	(6)

(1)	The “Dollar Value” was calculated by subtracting the price of the common stock on the date of grant from the high/low average price of our common stock on March 12, 2004.

(2)	Stock awards could be stock options, stock appreciation rights or restricted stock.

(3)	Mr. Kinder would have received no awards in fiscal 2003 and will not receive any awards in the future.

(4)	Ms. Macdonald and Messrs. Morgan, Shaper and Listengart as well as other members of our Executive Group were granted restricted stock in fiscal 2003; however, such grants were made under our 1994 Long Term Incentive Plan, which terminated March 24, 2004. No restricted stock would have been granted under the plan in fiscal 2003 to members of our Executive Group.

(5)	Non-Executive Directors are not compensated under this plan. Non-Executive Directors are, as is referenced elsewhere in this proxy statement, compensated with cash and/or under our 1992 Stock Option Plan for Non-Employee Directors.

(6)	Relates solely to grants of stock options in fiscal 2003. No stock appreciation rights or restricted stock would have been granted under the plan in fiscal 2003 to our Non-Executive Officer Employee Group.

Not all of the information about the amendments to our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan is contained in the foregoing summary. The full text of the amended and restated plan is attached to this proxy statement as Appendix B.

The affirmative vote of a majority of the shares of our common stock that are represented in person or by proxy at the meeting and entitled to vote on the proposal is necessary for approval thereof. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL RELATING TO AMENDING AND RESTATING OUR KINDER MORGAN, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN FOR THE REASONS DESCRIBED ABOVE.

ITEM 4

STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF

A SUSTAINABILITY REPORT

The Comptroller of the City of New York, whose address is 1 Centre Street, New York, New York 10007, is the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Teachers’ Retirement System, which hold 170,803, 37,684, 18,867, and 97,043 shares of our common stock, respectively, and has caused, on behalf of the board of trustees of the foregoing funds and systems, the following stockholder proposal to be included in this proxy statement. We are not responsible for the contents of the language of the stockholder proposal, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this stockholder proposal for the reasons set forth in “Our Board of Directors’ Statement in Opposition to Stockholder Proposal,” which follows the stockholder proposal.

Stockholder Proposal

“Whereas:

We believe that the global economy presents corporations with the challenge of creating sustainable business relationships by participating in the sustainable development of the communities in which they operate;

According to the Dow Jones Sustainability Group, sustainability includes: Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns. (www.sustainability-index.com; March 2000);

We believe the linkage between sustainability performance and long-term shareholder value is awakening mainstream financial companies to new tools for understanding and predicting value in capital markets. Major firms, including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich Scudder, subscribe to information on social and environmental risks and opportunities to help make investment decisions, according to Innovest, an environmental investment research consultant;

Companies increasingly recognize that transparency and dialogue with stakeholders about sustainability are key to business success. For example, 3M Company reports that its long-term success depends upon implementing principles of sustainable development and “stewardship to the environment.” Likewise, Alliant Energy states that tomorrow’s investors will support energy companies “that have demonstrated the ability to minimize their impact on the environment”;

We believe sustainability reporting will foster this dialogue and provide non-financial information that contributes to long-term shareholder value. The Dow Jones Sustainability Index World (DJSI World), which analyzes financial performance and the economic, environmental, and social performance of included companies, has outperformed the Dow Jones Global Index from 1994 through 2002;

We believe sustainability reporting can also warn of trouble spots and signal cost-saving opportunities to management and shareholders. Disclosure of energy consumption allows companies and shareholders to assess environmental performance, potential regulatory actions, and reputational risk associated with business activities;

The Global Reporting Initiative (GRI) (www.globalreporting.org) is an international standard-setting organization with representatives from business, environmental, human-rights and labor communities. The GRI Sustainability Reporting Guidelines (the Guidelines), created by the GRI, provide companies with (1) a set of reporting principles essential to producing a balanced and reasonable report and (2) guidance for report content, including performance against core indicators in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility);

The Guidelines provide a flexible system for sustainability reporting that permits a company to use an “incremental approach” where a company may omit some content requested by the Guidelines but “base their reports on the GRI framework and incrementally improve report content coverage, transparency, and structure over time.”;

More than 300 companies worldwide, including Agilent Technologies, Baxter International, BASF, British Telecom, Bristol-Myers Squibb, Danone, Electrolux, Ford, General Motors, Interface, KLM, NEC, Nike, Nokia, and Volkswagen use the Guidelines for sustainability reporting;

RESOLVED:

That shareholders request that the company prepare a sustainability report (at reasonable cost and omitting proprietary information) based on the Global Reporting Initiative’s sustainability reporting guidelines by September 2004.”

OUR BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After carefully considering the stockholder proposal, our Board of Directors has determined that our current policies and practices concerning social, environmental and economic issues already address more than adequately the concerns raised therein. Our revised Code of Business Conduct and Ethics, which was adopted by our Board of Directors effective October 15, 2003 and appears on our web site at www.kindermorgan.com, guides our activities in the United States and abroad. As stated in our code, we have as our core values honesty, integrity and respect for people. We recognize that maintaining the trust and confidence of stockholders, employees, customers, other people with whom we do business, governments, and non-governmental organizations, as well as the communities in which we work, is crucial to our continued growth and success.

Our code requires that we conduct business as responsible business members of society, observe the laws of the countries in which we operate, express support for fundamental human rights in line with the legitimate role of business and give proper regard to health, safety and the environment consistent with our commitment to contribute to sustainable development.

Our code also requires that we respect the human rights of our employees, provide our employees with good and safe working conditions and good and competitive terms and conditions of service, promote the development and best use of human talent and equal opportunity employment, encourage the involvement of employees in the planning and direction of their work and in the application of these principles within our company. We are fully committed to a workplace that is founded on diversity and equal opportunity and is free from discriminatory action. In support of this commitment, we prohibit discrimination on the basis of race, color, religion, sex, sexual orientation, national origin, age, marital status, physical or mental handicap or other disability, status as a special disabled veteran or veteran of the Vietnam era, military or veteran status, citizenship of individuals legally authorized to work in the United States or any other legally protected status.

We are committed to contributing to the continued growth and viability of the communities in which we serve. Our primary focus in this regard is the betterment of the lives of our nation’s youth, and we fund a number of community programs and encourage employee volunteerism system wide.

We are committed to public safety, protection of the environment and operation of our facilities in compliance with all applicable rules and regulations. We have specific policies and an active program to ensure that we conduct our operations in a manner that provides a safe and healthy workplace and safeguards the environment.

Overall, our track record demonstrates that, wherever we operate, we work hard to be a good corporate citizen. Therefore, the Board of Directors believes that conducting the review and preparing the report referred to in the proposal are unnecessary and would not be effective uses of corporate resources. We have been, and will remain, committed to treating all employees, customers, stockholders, persons with whom we do business, governments and non-governmental organizations and society in general with dignity, fairness and respect, to protecting the health and safety of our employees, protecting the environment, and to enhancing the quality of life in the communities in which we operate.

The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 5

STOCKHOLDER PROPOSAL RELATING TO EXPENSING STOCK OPTIONS

The Central Laborers’ Pension, Welfare & Annuity Funds of P. O. Box 1267, Jacksonville, IL 62651, is the holder of 800 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in “Our Board of Directors’ Statement in Opposition to Stockholder Proposal,” which follows the stockholder proposal.

Stockholder Proposal

“Resolved, that the shareholders of Kinder Morgan, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

OUR BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

The same stockholder proposal relating to expensing stock options was considered at last year’s annual meeting and rejected by our stockholders. Our Board of Directors has, again, carefully considered the changes suggested in the stockholder proposal and does not believe that it is in the best interests of our stockholders to record stock option expenses in our income statement at this time.

There is considerable ongoing debate regarding accounting for stock options. This debate may well be resolved by the accounting standard setters in the relatively near future. We account for stock options in accordance with Generally Accepted Accounting Principles, or GAAP, and we believe that it would be premature for us to change our accounting until this issue is resolved. We believe that most, if not all, of our primary competitors do not recognize expense for stock options in their income statements and, consequently, that a decision by us to expense stock options at this time would disadvantage our stockholders by making it more difficult for investors to compare our performance to that of our competitors. If the current debate results in new accounting rules that require the expensing of stock options we will, of course, comply.

We currently account for our stock-based compensation costs in accordance with GAAP. We already reflect the impact of stock options in our calculation of diluted earnings per share. For 2003, 2002 and 2001, stock options (net of cancellations) have diluted earnings per share by 0.98%, 0.99% and 1.50%, respectively. The dilutive impact of stock options is accurately reflected in the increased shares used to calculate diluted earnings per share, and we believe it is inappropriate to record compensation expense in addition to the increase in the share count.

Additionally, we do not believe that expensing stock options is the best accounting practice, because it increases the disconnect between cash flow and earnings. Since our current management took over in October of 1999, we have focused not only on increasing earnings, but also on increasing cash flow. We believe that earnings should track cash whenever possible. When earnings do not track cash, a company’s earnings become a much less meaningful measure of a company’s health. The expensing of stock options, which is a non-cash expense, causes earnings not to track cash, increases the disconnect between cash flow and earnings, and ultimately makes earnings a less meaningful measure of a company’s health. However, including the dilutive impact of stock options in the calculation of fully diluted earnings per share accurately represents the impact of stock options as a dilution of ownership.

Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method, which generally results in recording no expense for fixed stock option awards, or the fair value method, which generally results in expense recognition for all options. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used. We are in full compliance with current accounting rules.

Most public companies, including us, account for employee stock-based compensation, including stock options, using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Generally, option awards have zero intrinsic value on the date of grant because, as is required under our stock option plan, the exercise price is set to be equal to the market price of the stock on that date. In addition, substantially all of the options granted to our employees are subject to vesting and cannot be exercised on the grant date, therefore our Board of Directors believes the “intrinsic value” method provides both a transparent and accurate picture of our earnings.

The fair value method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account multiple factors in estimating value. However, no uniform or conventional methodology is mandated for computing fair value, and the provisions of SFAS No. 123 related to fair value calculation are subject to wide interpretation which can have a material impact on the calculation of expense.

We also believe that there are serious shortcomings in the methodologies that corporations can use to value employee stock options. One of the most widely used methods, the Black-Scholes model, was developed in 1973 to value short term, publicly traded options and warrants. It was never intended to be used to value employee stock options, which are not freely tradable and have unique attributes that are not contemplated by the Black-Scholes model. Included among these attributes are longer terms (generally 10 years), vesting and forfeiture provisions, and non-transferability. In addition, many optionees can become subject to company imposed trading “black-out” periods during which they cannot exercise their options or sell the underlying stock acquired in an option exercise. The valuation determined through use of the Black-Scholes model is also highly dependent upon subjective estimates such as stock price volatility, dividend expectations and interest rate forecasts.

Our Board of Directors believes it is generally in the best interest of our stockholders for us to follow the most widely used industry practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus and/or FASB direction prior to implementing any material change. The uncertainties associated with a current adoption of SFAS No. 123 may lead to financial statements that are not comparable. Consequently, our Board of Directors has determined that the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information to evaluate us with or without the inclusion of stock options as an expense. While an estimated value of expense for stock options is not included in our consolidated statement of earnings, the impact of the potential expenses is clearly disclosed in the notes to the consolidated financial statements giving investors information necessary to evaluate our earnings under the alternate methodology. As reflected in Note 1(R) of the notes to our consolidated financial statements, use of the fair value method would have had an estimated earnings impact of 11 cents per diluted share in fiscal 2003.

The Financial Accounting Standards Board has an ongoing project on equity-based compensation and is currently scheduled to issue an Exposure Draft in early 2004. While final decisions regarding the provisions of

FASB Statements of Financial Accounting Standards are not made until the Exposure Draft has been published and the comments received have been considered, the FASB has announced certain decisions that will be reflected in the Exposure Draft. Among those decisions are a requirement that stock options be expensed based on the grant-date fair value of the equity instruments issued, and a determination that the final statement will be effective for calendar-year companies beginning in 2005. It is expected that the other provisions of the final statement will be similar to those of SFAS 123, although it is not unusual for changes to be made based on comments to Exposure Drafts.

None of our ten most senior executives (excluding Mr. Richard Kinder who accepts $1 in salary and no other compensation in any form) are eligible to receive grants of stock options through 2008. Each of the ten most senior executives received in July 2003 a grant of restricted stock, all of which is expensed. As is stated elsewhere in this proxy statement, Mr. Richard Kinder continues to accept an annual salary of $1 per year and, while eligible, he elects to receive no other compensation (e.g., restricted stock, stock options or health care benefits) in any form. We believe that while we do not expense stock options, our decision to grant restricted stock, which is expensed, to our senior management eliminates the concern raised in the stockholder proposal that our current executive compensation plan understates the cost of executive compensation and promotes corporate strategies designed to promote short term stock price rather than long-term corporate value.

In summary, we share the desire to have accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus and clarity on whether, and if so, how, to expense stock options. We currently reflect the impact of stock options in an appropriate manner and in accordance with GAAP in our financial statements and footnote disclosures. We believe that adopting a methodology that is out-of-step with our competitors would make it difficult for investors to assess our financial performance and would not be in the best interests of our stockholders. We believe that our stock option disclosures provide investors the information necessary to make sound judgments as to the impact of stock options on our financial results. If GAAP is modified to require the expensing of stock options, we will make any necessary changes in our accounting practices.

The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO EXPENSING STOCK OPTIONS FOR THE REASONS DESCRIBED ABOVE.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2005 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2005 may do so by following the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at 500 Dallas, Suite 1000, Houston, TX 77002 no later than December 6, 2004.

Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2005 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2005 annual meeting, must provide written notice. Such notice should be addressed to the Secretary and received at our principal executive offices not later than February 19, 2005.

The foregoing deadlines also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED APRIL 5, 2004. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 500 Dallas, Suite 1000, Houston, Texas 77002.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, TX 77002, Attn: Investor Relations, visit our website www.kindermorgan.com, or call us at 713-369-9490.

APPENDIX A

KINDER MORGAN, INC.

(the “Company”)

CHARTER OF THE

AUDIT COMMITTEE

I.    Purpose

The Audit Committee (“Committee”) is appointed by the Board of directors of the Company (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary purpose is to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

•	monitor the Company’s compliance with legal and regulatory requirements;

•	select, appoint, engage, oversee, retain, evaluate and terminate the Company’s external auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s external auditors, and establish the fees and other compensation to be paid to the external auditors;

•	monitor and evaluate the qualifications, independence and performance of the Company’s external auditors and internal auditing function; and

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the external auditors, management, the internal auditing function and the Board.

References in this Charter to employees of the Company, or groups or functions of the Company (such as the risk management group) include all employees of affiliates performing services for the Company.

II.    Membership

1.	The Committee will be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company’s Governance Guidelines (“Guidelines”) at all times during his or her tenure on the Committee. In addition, the rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”) impose additional independence requirements for directors to serve on the Committee. Those rules are for convenience of reference encapsulated as they relate to the Company in Annex A to this Charter. All members of the Committee will meet those requirements.

2.

All members should possess, at a minimum, financial literacy, as that qualification is interpreted by the Board, or acquire such literacy within a reasonable period of time after joining the Committee. At the present time, the Board interprets “financial literacy” to mean a basic understanding of finance and accounting and the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) of the sort released or prepared by the Company in the normal course of its business. In addition, at least one member of the Committee must have accounting or related financial management expertise, as that qualification is interpreted by the Board. The Board believes that any member of the Committee who is an “audit committee financial expert,” as described below, will have accounting or related financial management expertise. However, being an audit committee financial expert is not the only way that a member of the Committee could have accounting or related financial management expertise.

3.	No later than the first regular meeting of the Board in 2004, at least one member of the Committee, as determined by the Board, shall be an “audit committee financial expert” who shall have all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience in actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of the audit committee function.

No later than the filing of the Company’s proxy statement for its annual stockholders meeting in 2004, the identity of at least one “audit committee financial expert” must be publicly disclosed.

A member of the Committee may qualify as an audit committee financial expert as a result of his or her:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.

Annually at the regularly scheduled first quarter meeting of the Board, the Board will confirm that at least one member of the Committee is an audit committee financial expert.

4.	As provided in the rules of the SEC, the designation or identification of a person as an audit committee financial expert pursuant to the rules of the SEC does not (a) impose on that person any duties, obligations or liability that are greater than the duties, obligations or liability imposed on that person as a member of the Committee and the Board in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the Committee or the Board.

5.	No director will be appointed to the Committee who is currently serving on the audit committees of two or more other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Committee and such determination is disclosed in the Company’s subsequent proxy statement.

6.

The members of the Committee and the Committee Chair will be appointed by the Board at the regularly scheduled first quarter meeting of the Board to serve until the next regularly scheduled first quarter meeting of the Board and until their successors shall be duly appointed. The Chair will be available, capable, qualified and competent in dealing with financial and related issues. Any member of the Committee or the Chair may resign or be removed by the Board from membership on the Committee or as the Chair.

III. Meetings

The Committee shall meet at least four times annually, usually in conjunction with the Board’s regularly scheduled Board meetings, or more frequently as circumstances dictate. The Committee may request any officer or employee of the Company or the Company’s counsel or other advisors or consultants to attend a meeting of the Committee or to meet with any member of or advisor to the Committee. Unless otherwise requested by the Chair of the Committee or a majority of the members of the Committee, the external auditors and internal auditors shall attend every meeting of the Committee. The Committee has had and will continue to have regular, direct and confidential access to the Company’s external auditors and internal auditors.

In preparing the agenda for each Committee meeting, the Chair shall solicit input on the agenda items for the meeting from the other directors, as well as the Company’s Chief Financial Officer, General Counsel, external auditors, director of internal audit and Risk Management Committee.

IV. Responsibilities

The Committee’s responsibility is oversight, and it and the Board recognize that the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, and other procedures. It is not the Committee’s responsibility to certify the Company’s financial statements or to guarantee the external auditor’s report. It is recognized that the members of the Committee are not full-time employees of the Company and are not, and do not hold themselves out to be, accountants or auditors by present profession or certified experts in the field of accounting, auditing or auditor independence. It is also the responsibility of management to assure compliance with laws and regulations and the Company’s policies with oversight by the Committee in the areas covered by this Charter.

In this regard, the following functions are expected to be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under any particular set of circumstances.

Financial Reporting

The Committee will:

1.	Review with management and the external auditors any issues relating to the Company’s financial statements and the results of the audit thereof. Prior to the filing of any audit required under the securities laws, the auditor shall report to the Committee (a) all critical accounting policies and practices to be used; (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management; (c) the ramifications of the use of such alternative disclosures and treatments; (d) the treatment preferred by the external auditor; (e) other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences; and (f) any other reports required to be delivered by the external auditors to the Committee.

2.	Review management’s disposition of proposed significant audit adjustments as identified by the external auditors.

3.	Inquire into whether the statements and disclosures fairly present, in all material respects, the financial condition and results of operations of the Company by requesting explanations from management and from the internal and external auditors on whether:

•	generally accepted accounting principles have been consistently applied;

•	there are any significant or unusual events or transactions;

•	the Company’s financial and operating controls are appropriately designed and functioning effectively;

•	the Company’s disclosure controls are appropriately designed and functioning effectively; and

•	the Company’s financial statements contain adequate and appropriate disclosures.

4.	Review with the external auditors their views as to the quality of the Company’s accounting principles and financial reporting practices.

5.	Review and discuss with management, the external auditors and internal auditors, as appropriate, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	Review and discuss with management and the external auditors the Company’s annual audited financial statements and determine whether to recommend to the Board the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K.

7.	Review and discuss with management and the external auditors the Company’s quarterly or annual financial information prior to the filing of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as the case may be, or prior to the release of earnings. Review and discuss with management and the external auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-Q and 10-K, and review any exceptions to the certifications required of the Chief Executive Officer and Chief Financial Officer in connection with such filings. The Committee will also discuss with the external auditors the matters required to be brought to the Committee’s attention by Statements on Auditing Standards Nos. 61 and 100, as well as other matters that should be communicated to the Committee by the external auditors.

8.	Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases, financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee is not required to discuss in advance each earnings release or instance in which the Company may provide earnings guidance. If it is not otherwise practicable for the entire Committee to discuss financial information and earnings guidance provided to analysts and rating agencies, such discussion may be performed by the Chair of the Committee.

9.	Review and discuss management’s process for the use in financial statements and earnings releases of financial parameters that are non-GAAP measures.

Internal Control

The Committee will:

1.	Review and discuss with management, as well as internal and external auditors and the Company’s Risk Management Committee, the Company’s policies and procedures related to financial risk assessment and risk management, including the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures and the adequacy of the Company’s overall control environment and controls in areas representing significant financial risk. It is the responsibility of management to assess and manage the Company’s exposure to risk, but the Committee will discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

2.	Require that the internal and external auditors and management keep the Committee informed about any significant fraud, illegal acts, or deficiencies in internal control, and similar significant matters.

3.	At each regularly scheduled meeting of the Committee, request that the internal and external auditors present to and discuss with the Committee any significant findings and recommendations they have made but not previously presented. To the extent practicable, the internal and external auditors shall apprise the Chair of the Committee of any such findings or recommendations prior to the time an agenda for such meeting is provided to the Committee. If either the internal or external auditors believe that any such finding or recommendation should be brought to the attention of the Committee prior to its next regularly scheduled meeting, they shall promptly apprise the Chair of the Committee thereof and if appropriate the Chair shall call a special meeting of the Committee.

4.	Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management.

5.	Inquire as to the extent to which internal and external auditors review computer systems and applications and the security of such systems and applications.

Internal Audit

1.	The Committee will review as often as it deems necessary but at least annually:

•	The annual audit plan, activities and organizational structure of the internal audit function;

•	The qualifications of the internal audit function and, when necessary, participate in the appointment, replacement, reassignment, or dismissal of the director of internal audit; and

•	The effectiveness of the internal audit function.

2.	The Committee will review periodically as it deems appropriate the reports prepared by the internal audit staff and management’s responses to such reports.

3.	The Committee will review and discuss with the external auditor the responsibilities, budget and staffing of the Company’s internal audit function.

4.	If the Company outsources all or a portion of its internal audit function:

•	The Company’s external auditors may not provide any of the internal audit function while they serve as external auditors, and for one full audit cycle after the termination of their engagement as external auditors.

•

The Committee cannot engage an accounting firm to perform internal audit services for the Company if the Company’s Chief Executive Officer, Controller, Chief Financial Officer, Chief Accounting Officer

or any person in an equivalent position was employed by such accounting firm and participated in any capacity in the internal audit of the Company within one year preceding the initiation of the internal audit.

•	The Committee will, at least annually, use its reasonable efforts to obtain and review a report from the accounting firm providing outsourced internal auditor services addressing: (a) the accounting firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the accounting firm and any steps taken to deal with such issues.

External Audit

1.	The Committee will review:

•	The external auditors’ proposed audit scope and approach; and

•	The performance of the external auditors.

2.	The Committee will have the direct responsibility for and the sole authority to select, appoint, engage, compensate, oversee, retain, evaluate and terminate the Company’s external auditors, including the resolution of any disagreements between management and the Company’s external auditors regarding financial reporting. The Committee, or the Chair or other members of the Committee delegated such authority by the Committee, must pre-approve all audit services to be provided to the Company by the Company’s external auditors. The external auditors will report directly to the Committee. The Company will provide appropriate funding (as determined by the Committee) for payment of compensation to the Company’s external auditors. The Committee will recommend to the Board that the selection of external auditors be ratified and approved by the stockholders of the Company.

3.	The Committee, or the Chair or other members of the Committee delegated such authority by the Committee, has the sole authority to and must approve in advance any non-audit services performed by the Company’s external auditors, including tax services. Notwithstanding the foregoing, to the extent prohibited by law the Company’s external auditors may not provide the following services to the Company:

•	bookkeeping or other services related to the accounting records or financial statements of the Company;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services;

•	expert services unrelated to the audit; and

•	any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible.

The decisions of any member or members of the Committee to whom authority has been delegated pursuant to the first sentence of this paragraph to approve in advance non-audit services will be presented to the Committee at its next meeting. A non-audit service which falls within the de minimus exception in Section 10A(i)(B) of the Securities Exchange Act of 1934 may be approved in accordance with that section.

4.	The lead (or coordinating) audit partner associated with the Company’s external auditors will be reviewed and evaluated by the Committee at least annually and the lead (or coordinating) audit partner and the reviewing (or concurring) audit partner must be changed in accordance with the requirements of the Securities and Exchange Commission, which, as of the date on which this charter was adopted, required such rotation every five years. In its review of the external auditor and the lead partner, the Committee shall consider the opinions of management and the Company’s internal auditors. In addition to the rotation of audit partners, the Committee will consider whether there should be a rotation of the audit firm itself to assure continuing auditor independence.

5.	The Committee cannot engage external auditors to perform audit services for the Company if the Company’s Chief Executive Officer, Controller, Chief Financial Officer, Chief Accounting Officer or any person in an equivalent position for the Company was employed by such external auditors and participated in any capacity in the audit of the Company within one year preceding the initiation of the audit.

6.	The Committee will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing: (a) the auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with such issues; (c) the independence of the external auditors, including a delineation of all relationships between the auditor and the Company; (d) each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board Standard No. 1; (e) the aggregate fees billed for each of the previous two fiscal years for each of (i) professional services rendered for the audit of the Company’s financial statements and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory or regulatory filings or engagements for those fiscal years; (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in clause (i); (iii) professional services for tax compliance, tax advice, and tax planning; and (iv) products and services other than those in clauses (i), (ii) or (iii); and (f) if greater than 50%, the percentage of the hours expended on the most recent audit that were attributable to persons other than the external auditor’s full-time, permanent employees. The Committee shall discuss such report with the auditor, and shall actively engage in a dialogue with the auditor with respect to any disclosed discussion of any relationships or services with or for the Company that may impact the auditor’s objectivity and independence.

7.	The Committee will regularly review with the external auditor any problems or difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the external auditor’s activities or on access to requested information, and any significant disagreements with management. The Committee will also review with the external auditor any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the external audit team and the external audit firm’s national office respecting auditing or accounting issues posed by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the external auditor to the Company. The Committee will also review with the external auditor management’s responses to any of these matters.

Other Responsibilities

The Committee will:

1.	Meet at least quarterly with the external auditors, director of internal audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

2.	Maintain minutes of meetings and update the Board about significant Committee activities and make appropriate recommendations, as often as the Board or Committee deems appropriate. The Committee will review with the Board any significant issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the external auditors, or the performance of the Company’s internal auditors and internal audit function.

3.	Annually review and assess the continuing adequacy of this Charter and the performance of the Committee and, if appropriate, recommend changes for the approval of the Board.

4.	Prepare a report to stockholders to be included in the Company’s annual reports or proxy statements if required by the SEC.

5.	Establish policies for the hiring by the Company of present or former employees of the Company’s external auditors.

6.	Perform any other activities consistent with this Charter, the Guidelines, the Company’s restated articles of incorporation and bylaws, and applicable law, as the Committee or the Board deems necessary, appropriate or desirable.

7.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

V. Ethical	and Legal Compliance

The Committee will:

1.	Review and assess at least annually the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), recommend changes in the Code of Ethics as conditions warrant and confirm that management has established a system to monitor compliance with the Code of Ethics by officers and relevant employees of the Company.

2.	Review management’s monitoring of the Company’s compliance with the Code of Ethics, and evaluate whether management has systems in place designed to maximize the likelihood that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements.

3.	Review, with the Company’s counsel, legal compliance matters including securities trading policies.

4.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

5.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

VI. Power	to Engage Advisors

As provided in the Guidelines, the Committee has the sole authority, without further authorization of the Board and at the Company’s expense, to retain (and terminate as necessary) and compensate any accounting, legal or other firm of experts to advise the Committee as it deems necessary or appropriate. The Committee shall have sole authority to approve any such firm’s fees and other retention terms. The Company shall at all times make adequate provision for the payment of all fees and other compensation, approved by the Committee, to any such firm employed by the Committee.

VII. Procedures

The Committee shall conduct its operations in accordance with any applicable procedures set forth in the Company’s bylaws applicable to the operations of the Board and its committees, and in accordance with this Charter and the relevant provisions of the Guidelines. The Committee shall have the authority to adopt such additional procedures for the conduct of its business as are not inconsistent with those referred to in the preceding sentence. The Committee shall have no authority to delegate its responsibilities specified in this Charter to any subcommittee, except for pre-approval of audit and non-audit services as provided under “External Audit” in Section IV of this Charter.

ANNEX A

TO

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF

KINDER MORGAN, INC.

Summary of the Additional Independence Requirements

For Audit Committee Service

Required by the SEC and the

New York Stock Exchange

As They Relate to the Company

In addition to the standards for independence set forth in the Company’s Governance Guidelines, to be considered to be independent for purposes of service on the Committee, a director cannot, other than in his or her capacity as a member of the Board or any Board committee:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, or any subsidiary of the Company, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company, or any subsidiary of the Company (provided that such compensation is not contingent in any way on continued service); or

•	be an affiliated person of the Company, or any subsidiary of the Company. A director that sits on the board of directors of the Company and an affiliate of the Company need not comply with this requirement if the director, except for being a director on each such board of directors, otherwise meets these two additional independence requirements for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors or any board committee of each such entity.

In making this additional determination, the following definitions and provisions will apply:

•	The term affiliate of, or a person affiliated with, a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

•	A person will be deemed not to be in control of a specified person for purposes of these determinations if the person: (i) is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person; and (ii) is not an executive officer of the specified person. This provision only creates a safe harbor position that a person does not control a specified person. The existence of this provision does not create a presumption in any way that a person exceeding the ownership requirement in clause (i) controls or is otherwise an affiliate of a specified person.

•	The following will be deemed to be affiliates: (i) an executive officer of an affiliate; (ii) a director who also is an employee of an affiliate; (iii) a general partner of an affiliate; and (iv) a managing member of an affiliate.

•	The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

•	The term executive officer with respect to any entity means its president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the entity. Executive officers of subsidiaries may be deemed executive officers of the entity if they perform such policy making functions for the entity.

•	The term indirect acceptance by a director of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company, or any subsidiary of the Company.

•	The term subsidiary of a person means an affiliate controlled by such person directly, or indirectly through one or more intermediaries.

APPENDIX B

KINDER MORGAN, INC.

AMENDED AND RESTATED 1999 STOCK PLAN

(Effective May 11, 2004)

Section I.

Purpose of the Plan

This Plan is a third amendment and restatement of the K N Energy, Inc. 1999 Stock Option Plan, which was most recently amended and restated effective January 17, 2001. The KINDER MORGAN, INC. AMENDED AND RESTATED 1999 STOCK PLAN (the “Plan) is intended to provide a means whereby certain employees of KINDER MORGAN, INC., a Kansas corporation (the “Company”), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees (i) the option (“Option”) to purchase shares of the common stock of the Company, par value $5.00 per share (“Stock”), as hereinafter described, and/or (ii) shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”), as hereinafter described. Options granted under the Plan shall be options that do not constitute incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section II.

Eligibility

Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or an entity in which the Company has an ownership interest, directly or indirectly, at the time the Option is granted or who will be future employees within 90 days of any grant of Options, and, in any event, at least a majority of the full-time employees in the United States of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) (who are “exempt employees” under the Fair Labor Standards Act of 1938) shall be eligible to receive grants of Options. Options may be granted to the same individual on more than one occasion.

Restricted Stock may be granted to any officer or other key employee of the Company or an entity in which the Company has a direct or indirect ownership interest who is expected to contribute to its success. Restricted Stock may be granted to the same individual on more than one occasion.

An employee who is granted an Option and/or Restricted Stock under the Plan shall be referred to herein as a “Participant.” Notwithstanding anything herein to the contrary, Richard Kinder shall not be eligible to receive grants of Options or Restricted Stock under this Plan.

Section III.

Administration

The Plan shall be administered by a committee (the “Committee”) of, and appointed by, the Board of Directors of the Company (the “Board”), and the Committee shall be (a) comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended (“Rule 16b-3”), promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Committee shall have sole authority to (i) select the Participants from among those individuals eligible hereunder, (ii) establish the number of shares of Stock that may be issued under each Option or award of Restricted Stock, (iii) establish the form and terms of each grant of Options or Restricted Stock, and (iv)

determine the timing of all grants of Options and Restricted Stock. In selecting the Participants from among individuals eligible hereunder and in establishing the number of shares of Stock that may be issued under each Option or award of Restricted Stock, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to construe and interpret the Plan and any agreement or instrument entered into hereunder, and may from time to time adopt such rules and regulations, make all determinations and take all actions, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Participants, in establishing the number of shares of Stock which may be issued under each Option or award of Restricted Stock and in construing the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its subsidiaries and other entities in which the Company has an ownership interest, its shareholders, Participants and their estates and beneficiaries.

Section IV.

Shares Subject to the Plan

The aggregate number of shares of Stock which may be issued under Options or awards of Restricted Stock granted under the Plan shall not exceed 10,500,000; provided, however, that no more than 500,000 shares of Stock may be granted as Restricted Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options or awards of Restricted Stock at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. Should any shares of Restricted Stock be forfeited, such shares may not again be subject to an award of Restricted Stock. The aggregate number of shares of Stock that may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section VIII hereof with respect to shares of Stock subject to Options or awards of Restricted Stock then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right (as defined in Section V), shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

Notwithstanding any provision in the Plan to the contrary, no more than 1,000,000 shares of Stock may be subject to Options granted under the Plan to any one individual during the term of the Plan, and no more than 100,000 shares of Restricted Stock may be granted under the Plan to any one individual during the term of the Plan. The limitations set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares of Stock, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares of Stock subject to Options that are canceled or repriced or Restricted Stock that is forfeited.

Section V.

Options

(a) Each Option shall be evidenced by a written agreement between the Company and the Participant (“Option Agreement”) which shall contain such terms and conditions as may be approved by the Committee, including, but not limited to, the number of shares of Stock that may be purchased under the Option and the price per share of Stock purchasable under the Option (“Option Price”). The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares of Stock under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares of Stock with respect to which the right to purchase is surrendered over the Option Price therefor (“Stock

Appreciation Rights”), on such terms and conditions as the Committee in its sole discretion may prescribe. Moreover, an Option Agreement may provide for the payment of the Option Price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such Option Price, or by any other method of cashless exercise authorized by the Committee.

(b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing sales price of the Stock reported on the New York Stock Exchange Composite Tape on that date; or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(c) Each Option and all rights granted thereunder shall not be transferable other than (i) by will or the laws of descent and distribution, (ii) between an Participant and his or her former spouse, but only if such transfer is incident to a divorce under Section 1041(a) of the Code, or (iii) with the consent of the Committee.

(d) The Option Price of Stock issued under each Option shall be determined by the Committee, but such Option Price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

(e) Neither the Company nor the Committee may “reprice” an outstanding Option that has an Option Price greater than the then fair market value of Stock by canceling such Option and granting the affected Participant a new Option with a lower Option Price without the consent and approval of the Company’s shareholders. Adjustments to Options allowed under Section VIII shall not constitute “repricing” for purposes of this paragraph.

Section VI.

Restricted Stock

(a) Each grant of Restricted Stock shall be evidenced by a written agreement between the Company and the Participant (“Restricted Stock Agreement”) which shall contain such terms and conditions as may be approved by the Committee. If the purchase of Restricted Stock is required by the Restricted Stock Agreement, a Participant who is granted Restricted Stock shall have rights with respect to such grant provided the Participant shall have accepted the grant within sixty (60) days (or such shorter date as the Committee may specify) following the date of the grant, by making payment to the Company by certified bank check or other instrument acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the grant and by executing and delivering to the Company a Restricted Stock Agreement in such form as the Committee shall determine.

(b) Shares of Stock that are the subject of a grant of Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion and set forth in the Restricted Stock Agreement, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s earnings per share, (3) the total shareholder value of the Company, (4) the dividend rate of the Company, (5) the Company’s revenues, (6) any one or a combination of commonly recognized financial ratios with respect to the Company including, but not limited to, debt/equity ratio and cash coverage ratio, (7) the net income (before or after taxes) of the Company, (8) the cash flow return on investment of the Company, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company, (10) the economic value added of the Company, or (11) the return on stockholders’ equity achieved by the Company, (ii) the Participant’s continued employment for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each grant of Restricted Stock may have different Forfeiture Restrictions, in the discretion of the Committee.

The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Participant prior to the lapse of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in the Restricted Stock Agreement. The Restricted Stock Agreement may also include, without limitation, provisions relating to (i) tax matters (including provisions (A) covering any applicable employee wage withholding requirements and (B) prohibiting an election by the Participant under Code Section 83(b)), and (ii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

(c) Unless otherwise provided in his or her Restricted Stock Agreement, a Participant shall have the right to receive dividends with respect to Restricted Stock, to vote such Stock and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the Stock certificate until the Forfeiture Restrictions have lapsed, (ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions have lapsed, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions have lapsed, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock by the Participant.

(d) The Committee at any time may accelerate the time or conditions under which the Forfeiture Restrictions lapse; provided, however, except in the event of a Corporate Change (as set forth in Section VIII(c)), the Committee may not take such action with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation § 1.162-27(c)(2)) if such Restricted Stock has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code, unless the performance goals with respect to such Restricted Stock have been attained. With respect to Restricted Stock granted to a “covered employee,” if the lapse of the Forfeiture Restrictions imposed upon such Restricted Stock is conditioned in whole or in part on the attainment of performance goals, such Forfeiture Restrictions shall not lapse unless and until the Committee certifies in writing that such performance goals have been attained.

Section VII.

Term of Plan

This Plan was originally effective on October 8, 1999 (the “Effective Date”) and was amended and restated, effective January 20, 2000, and further amended and restated, effective January 17, 2001. This Plan, as further amended and restated, shall be effective on May 11, 2004, subject to the approval of such amendment and restatement by the Company’s stockholders at the 2004 annual meeting. Except with respect to Options and Restricted Stock then outstanding, if not sooner terminated under the provisions of Section IX, the Plan shall terminate upon and no further Options or Restricted Stock shall be granted after October 7, 2009.

Section VIII.

Recapitalization or Reorganization

(a) The existence of the Plan and the Options and Restricted Stock granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of share or other securities of the Company or of another entity by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Committee shall make such corresponding adjustment, if any, as is appropriate, adjusting the number and kind of shares which may be granted under the Plan, the maximum number and kind of shares which may be granted to any one eligible Participant, and the number, the Option Price, and the kind of shares or property subject to each outstanding Option and Restricted Stock award. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) If (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of two consecutive years (not including any period prior to the Effective Date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iii) or (iv) of this Section VIII(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger in which the Company is the surviving entity but no “person” (as defined above) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) (each such event described in clauses (i), (ii), (iii) and (iv) is referred to herein as a “Corporate Change”), no later than (A) ten days after the approval by the shareholders of the Company of such merger or consolidation, plan of complete liquidation, or sale or disposition of assets or (B) thirty days after a change of control of the type described in clause (i) or (ii), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Participants and which may vary among Options held by any individual Participant: (I) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (II) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Option over the Option Price(s) under such Options for such shares, (III) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (IV) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of Stock or other securities or property (including, without limitation, cash) to which the Participant would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Participant had been the holder of record of the number of shares of Stock then covered by such Option. Upon the occurrence of a Corporate Change, the Committee, within the time limits set forth above for actions with respect to Options after a Corporate Change, may take any action with respect to outstanding Restricted Stock that it deems appropriate, including but not limited to causing the Forfeiture Restrictions to lapse, which action may vary among Restricted Stock granted to individual Participants.

(d) For the purposes of clause (II) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consolidation offered which is other than cash.

(e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options or Restricted Stock theretofore granted or the Option Price per share.

Section IX.

Amendment or Termination

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options or Restricted Stock have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that (a) no change in any Option or Restricted Stock theretofore granted may be made which would impair the rights of the Participant without the consent of such Participant; (b) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3; and (c) no such action of the Board shall be taken without approval of the Company’s shareholders if such approval is required to comply with Rule 16b-3, any rule promulgated by the New York Stock Exchange, or Section 162(m) of the Code or any successor provisions.

Section X

Securities Laws

(a) The Company shall not be obligated to issue any Stock pursuant to any Option or Restricted Stock granted under the Plan at any time when the offering of the shares covered by such Option or Restricted Stock have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

(b) Notwithstanding anything to the contrary expressed in the Plan, any provisions that vary from or conflict with any applicable federal or state securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws. Without limiting the generality of the foregoing, it is the intention of the Company that the Plan shall comply in all respects with Rule 16b-3, and if any Plan provision, Option or Restricted Stock is later found not to be in compliance with Section 16 of the 1934 Act, the provision, Option or Restricted Stock shall be construed or deemed amended to conform to Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

Section XI.

Miscellaneous

(a) Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee any right to be granted an Option or Restricted Stock or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded.

(b) Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time.

(c) Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option or Restricted Stock granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(d) Any Option Agreement, Restricted Stock Agreement or related document may be executed by facsimile signature. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Option Agreement, Restricted Stock Agreement or related document shall have ceased to be such officer before the related Option or Restricted Stock is granted by the Company, such Option or Restricted Stock may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of grant.

(e) This Plan shall be construed in accordance with the laws of the State of Texas.

(f) If the Company is subject to Section 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Options and Restricted Stock granted hereunder to “covered employees” (within the meaning of Treasury Regulation § 1.162-27(c)(2)) shall constitute “performance-based” compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code; provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant with respect to any Option or Restricted Stock previously granted hereunder. Notwithstanding the foregoing, nothing in this Plan shall prohibit the Committee from taking any of the actions allowed under Section VIII with respect to Options or Restricted Stock upon the occurrence of a Corporate Change. With respect to any Restricted Stock granted to a “covered employee,” if the lapsing of the Forfeiture Restrictions of such Restricted Stock is contingent on the satisfaction of performance goals, such performance goals shall be established in writing by the Committee not later than ninety (90) days after the commencement of the period of service to which the performance goals relate; provided, however, that the performance goals must be established before twenty-five percent (25%) of such period of service has elapsed. The performance goals shall comply with the requirements of Treasury Regulation § 1.162-27(e)(2).

(g) The expenses of administering the Plan shall be borne entirely by the Company.

(h) No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan nor shall any member of the Board or the Committee be liable for any Option Agreement or Restricted Stock Agreement issued pursuant to this Plan or any grants under them. Each member of the Board and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his or her action constitutes gross negligence or willful misconduct.

(i) Neither the adoption and maintenance of the Plan or any Option Agreement or Restricted Stock Agreement, nor anything contained herein shall, with respect to any Participant, be deemed to (i) limit the right of the Company or any subsidiary to discharge or discipline any such person, or otherwise terminate or modify the terms of his or her employment, or (ii) create any contract or other right or interest under the Plan other than as specifically provided in the Plan or an Option Agreement or Restricted Stock Agreement.

(j) This Plan shall be binding upon the successors of the Company.

(k) Each Participant shall, no later than the date as of which an amount relating to a grant under this Plan first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Company or other entity which has a withholding obligation with respect to the Participant, or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through any arrangement satisfactory to the Committee. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(l) In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as though the illegal or invalid provision had not been included.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by the Board, Kinder Morgan, Inc. has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this              day of             , 2004.

KINDER MORGAN, INC.

By:

Name:

Title:

KINDER MORGAN, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8260

EDISON, NJ 08818-8260

Your vote is important. Please vote immediately.

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1. Log on to the Internet and go to http://www.eproxyvote.com/kmi	OR ☐	1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

☒     Please mark you

         votes as in

         this sample

The Board of Directors unanimously recommends a vote FOR Items 1, 2 and 3.

1. Election of Directors.
Board Nominees:
01. Charles W. Battey 02. H. A. True, III 03. Fayer Sarofim	FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES	2. Board proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐	3. Board proposal to amend and restate our Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors unanimously recommends a vote AGAINST Items 4 and 5.

☐									4. Stockholder proposal relating to the preparation of a sustainability report.	FOR ☐	AGAINST ☐	ABSTAIN ☐

For, except vote withheld from the following nominee(s):
									5. Stockholder proposal relating to expensing stock options.	FOR ☐	AGAINST ☐	ABSTAIN ☐

								Special Actions: Check this box if you have comments or a change of address and use the back of this card.				☐

								Check this box if you want to attend and vote at the meeting:				☐

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                                                                           Date:                                     Signature:                                                                   Date:

KINDER MORGAN, INC.—ANNUAL MEETING—May 11, 2004

KINDER MORGAN, INC. NOW OFFERS PHONE OR INTERNET VOTING

24 hours a day, 7 days a week

If you have voted by phone or Internet, please do not return the proxy card.

DETACH HERE

PROXY

KINDER MORGAN, INC.

This Proxy is Solicited on Behalf of The Board of Directors of Kinder Morgan, Inc.

P R O X Y	The undersigned, whose signature appears on the reverse, hereby appoints RICHARD D. KINDER and JOSEPH LISTENGART and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all of the shares of Common Stock of KINDER MORGAN, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 11, 2004, and at any and all adjournments thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1, 2 and 3 and against items 4 and 5. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments thereof. To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this card on the reverse side, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

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THE COMPANY AVOID ADDITIONAL EXPENSES.